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                                                                    Exhibit 10.1

                          FIBER OPTIC SYSTEM AGREEMENT

      THIS FIBER OPTIC SYSTEM AGREEMENT (this "Contract") is made as of the 29th day of October, 1999 (the "Effective Date"), by and between PF.Net, Corp., a Delaware corporation (hereinafter referred to as "Builder") and AT&T Corp., a New York corporation ("AT&T").

                                    RECITALS

      WHEREAS, AT&T is seeking the design, engineering and construction of System(s) and Route(s) (collectively referred to as "Links") as set forth fully in ARTICLE 3: Statement of Work for the Supply of Link(s) below, along with certain marketing arrangements.

      WHEREAS, Builder has secured, is securing and will secure on behalf of AT&T Perfected Rights of Way, comprising Route(s) as shown in Exhibit A: Route Maps attached hereto.

      WHEREAS, Builder will construct, is constructing or has constructed System(s) on Route(s) as further set forth in Exhibit A.

      WHEREAS, Builder will assign to AT&T certain Perfected Rights of Way (ROW) ("Perfected ROW") without restriction along all Routes of the System, except where the Builder's underlying rights restrict conveyance of rights to AT&T, in which case Builder will provide AT&T an indefeasible license or right to use ("IRU") for the AT&T Conduit, First Conduit and AT&T Fiber for those Route Segments.

      WHEREAS, AT&T has secured certain other Rights of Way ("ROW") along the Route(s) and has perfected, is perfecting or will perfect Selected AT&T ROW and will permit or license the Builder to use Selected AT&T ROWs for the purpose of accessing, constructing, installing, upgrading, operating and maintaining the System to the extent of Builder's ownership interest therein.

      WHEREAS, Builder will provide to AT&T two (2) empty conduits ("AT&T Conduit") and one (1) First Conduit which will contain one (1) The Cable.

      WHEREAS, AT&T and Builder have decided to outline the payment terms in
ARTICLE 10 and Exhibit B.

      WHEREAS, the capitalized terms used herein shall have the respective meanings specified or referred to in ARTICLE 1: Definitions.

      NOW, THEREFORE, in consideration of the mutual promises and considerations set forth below, AT&T and Builder agree as follows:


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ARTICLE 1: Definitions

The following terms have the definitions set forth below, unless the context indicates otherwise:

1.1 Acceptance: AT&T written acceptance of a completed Link from the Builder, specifying that in AT&T's judgement the Link meets AT&T's requirements as set forth herein including the attached exhibits.

1.2 AT&T Conduit: Two (2) conduits which AT&T owns and has the right to use, transfer, assign or license.

1.3 AT&T Fibers: Fibers in The Cable which AT&T owns and has the right to use or transfer or assign, through IRU or license or any other form of conveyance mutually agreed upon by the parties, such agreement not to be unreasonably withheld. AT&T Fibers are identified in Exhibit B.

1.4 AT&T ROW: Right of way secured by or for AT&T which may be licensed to a third party on private property, other than Builder ROW and Builder Affiliate ROW. This will include all AT&T ROW traversing land held in private ownership reflected in AT&T right of way records supplied to the Builder as of the Contract date in the form of line lists and as built drawings to the extent that such ROW is along the Route except underlying rights acquired in conjunction with land licensed by a railroad.

1.5 AT&T Sites: Land and/or Sites which AT&T owns or has the right to use through easement, license, lease or permit.

1.6 AT&T System: AT&T Conduits, AT&T Fibers, the AT&T Sites, the First Conduit, The Cable and all necessary manholes, handholes and associated items required for the above.

1.7 Builder Affiliate ROW: ROW acquired by Builder from any of the Builder's affiliate companies used in connection with this Contract, including without limitation ROW acquired from Sea Breeze Communication Company.

1.8 [INTENTIONALLY OMITTED]

1.9 Builder Completion Date: With respect to each Link, when all Conduit, AT&T Fibers and Builder Fibers and Site placement and installation including final restoration and ROW conveyance is complete. Builder Completion Date occurs at written acceptance by AT&T.

1.10 Builder Conduit: Conduits, not to exceed three (3) in number on AT&T ROW, which the Builder owns and has the right to use, transfer, assign or license. The number of Builder Conduits and specifics are identified in Exhibit B.

1.11 Builder Fibers: Fibers in The Cable which Builder owns and has the right to use or transfer or assign, through IRU or license or any other form of conveyance mutually


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agreed upon by the parties, such agreement not to be unreasonably withheld.
Builder Fibers are identified in Exhibit B.

1.12 Builder ROW: Private Right of Way other than Builder Affiliate ROW secured by Builder on behalf of AT&T. AT&T shall then license the use of such ROW to Builder.

1.13 Builder Sites: Land and/or sites which Builder owns or has the right to use through easement, license, lease or permit.

1.14 Builder Substantially Complete Date: The date set forth in Exhibit B by which Builder shall have completed placement of AT&T System, including ROW restoration to render the system usable, and shall have conveyed all the rights documents to AT&T, for a Link. The remaining activities after the Builder Substantially Complete Date may consist of splicing, terminating, and testing of The Cable by AT&T, and final restoration and contractor cleanup by the Builder.

1.15 Builder System: Builder Conduit, Builder Fibers in The Cable, the Builder Sites and all necessary manholes, hand-holes and associated items required for the above.

1.16 Certification: The date that AT&T certifies that the Builder Substantially Complete Date has been met for a Link.

1.17 Conduit: A tube especially constructed for the purpose of placing and enclosing fiber optic cable.

1.18 Disposition: Sale, lease, license or grant of title or Indefeasible Right to Use.

1.19 Effective Date: The date referred to in the first paragraph of this Contract.

1.20 Environmental, Health and Safety Laws: Any federal, state, or local statute, regulation, rule, ordinance or applicable governmental order, decree, or settlement agreement, or principle or requirement of common law, regulating or protecting the environment or human health or safety, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss.9601 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. ss.6901 et seq.), as amended, and the Occupational Safety and Health Act (29 U.S.C. ss.651 et seq.), as amended, and regulations promulgated thereunder.

1.21 Fibers: Filaments of dielectric material designed for the purpose of light-wave transmission.

1.22 Final Acceptance: AT&T's written acceptance of a completed Link from the Builder, specifying that in AT&T's judgement the Link meets AT&T's requirements. If the Link meets AT&T's requirements, Final Acceptance shall promptly follow the expiration of the Performance Period which shall occur twelve (12) months after the Builder Substantially Complete Date. The Performance Period is defined in Section 1.32. In the event a Link does not perform in accordance with Exhibits D and E and other applicable provisions of this Contract during the Performance Period, then with respect only to such Link(s), the Final Acceptance Date therefor shall be extended for a period of


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time equal to the period of time during which said Link was not performing in accordance with such exhibits. Such non-performance must be corrected according to AT&T specifications.

1.23 First Conduit: The first Conduit in which The Cable is installed during the initial construction of the System.

1.24 Disposition Fibers: Fibers intended for sale, lease or exchange owned by AT&T or Builder as described in Exhibit G and in quantities set forth in Exhibit B.

1.25 Intermediate Cities: Cities which determine the intermediate points of the Link, more specifically, the address of the AT&T POP within the city. The Intermediate Cities are identified provided in Exhibit B.

1.26 IRU: Indefeasible Right to Use property of another for a period of time.

1.27 Link: The total of a Route and the System constructed on the Route. Links are listed in ARTICLE 3: Statement of Work for the Supply of Link(s) and further described in Exhibit B.

1.28 Maintenance Cable: Maintenance restoration reels for The Cable will be provided to the maintaining party. Maintenance Cable is to equal two (2%) percent of the Link cable mileage.

1.29 Maintenance Responsibility: Obligation to perform maintenance on the Links as described in Exhibit C. The Maintenance Responsibility for the Route Segments using AT&T ROW is AT&T. The Maintenance Responsibility for other Route Segments is to be designated.

1.30 Marketing Agreement: Those terms and conditions contained in Exhibit G with respect to the marketing of Disposition Fibers and/or related matters.

1.31 Perfected Rights of Way: ROW that is legally sufficient to permit the use and assignment, conveyance or transfer of the property rights required under this Contract, including without limitation the placement, installation, operation, repair, maintenance, and replacement of multiple cables by multiple parties.

1.32 Performance Period: A twelve (12) month period of time starting on the Builder Substantially Complete Date during which the Link will be monitored for compliance with the AT&T requirements.

1.33 Primary Cities: Cities which determine the start and end point of a Link which may include Intermediate Cities. Cities are identified by the address of the AT&T POP within the city.

1.34 Public ROW: Rights of Way in the public domain belonging to neither AT&T nor Builder, but used for the construction of the System, by permission granted by the governing authority. Public ROW is the surface, the air space above the surface, and the area below the surface of any public street, highway, lane, path, alley, sidewalk,


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boulevard, drive, bridge, tunnel, parkway, easement, or other similar property in which a public or governmental entity now or hereafter holds any property interest, which was dedicated as rights-of-way.

1.35 Right of Way (ROW): Privilege or right to pass over, under, upon, or through another's land, for the purpose of accessing, constructing, upgrading, operating, replacing and maintaining the System.

1.36 Route: Selected path between AT&T Points of Presence ("POP") locations in Primary and Intermediate Cities, consisting of contiguous land and/or structures for which the rights to access, construct, upgrade, operate and maintain the System have been secured and perfected.

1.37 Route Section: The part of a Route which connects either a terminal of the optical amplifiers and/or regenerator sites to another such device.

1.38 Route Segment: The part of a Route which is defined by a specific ROW.

1.39 ROW Due Diligence: A detailed review of Right of Way documents upon which the Route is based to ensure that rights are as represented and are current and valid and adequate.

1.40 Selected AT&T Rights of Way: AT&T Rights of Way which are chosen to construct the System.

1.41 (INTENTIONALLY OMITTED]

1.42 Site: Land acquired and prepared for the purpose of constructing buildings which house light-wave transmission equipment. The Site includes vehicle access (driveways) from public roadways, parking, commercial power, ground fields, landscaping and permitting agency requirements.

1.43 Substantially Complete: The point where an activity is sufficiently complete in AT&T's judgement so that related activities can begin or the System can be utilized for purposes for which it is intended.

1.44 System: Fiber optic telecommunication facility comprised of the AT&T Conduit, the AT&T Fibers, the Builder Conduit, the Builder Fibers, the First Conduit, The Cable, the AT&T Sites and the Builder Sites which are to be constructed pursuant to this Contract.

1.45 The Cable: Fiber optic cable placed in the First Conduit which contains both AT&T Fibers and Builder Fibers.

1.46 The Cable Useful Life: Term that The Cable is capable of carrying light-wave transmission at quality levels acceptable to both AT&T and the Builder.

ARTICLE 2: Contract Price and Link Mileage


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2.1   This is a fixed price contract. Builder's price to AT&T for each Link is described in Exhibit B.

2.2 It is understood that the prices set forth in Exhibit B are based on nominal mileage also set forth therein and are to be adjusted to measured mileage verified by AT&T and Builder. Accordingly, AT&T's price paid to Builder, on a Link by Link basis, will be adjusted to reflect payment for the actual mileage, but the price paid by AT&T will in no case be based on more than 103% or less than 97% of the nominal mileage shown for each Link.

ARTICLE 3: Statement of Work for Supply of Link(s)

3.1 The City Link(s) Table below lists the Primary Cities for each Link and is more fully detailed in Exhibit BCITY LINKS TABLE.

                                    PRIMARY CITIES
 LINK    MILEAGE         Termination A              Termination Z
  1         517        Arlington                 Greensboro
  2         390        Atlanta                   Jacksonville
  3         172        Jacksonville              Orlando
  7         563        Ellisville                New Orleans
  7A         75        Ellisville                Jacksonville
  8         415        New Orleans               Houston
  9         240        Houston                   San Antonio
 10         105        San Antonio               Austin
 11         230        Austin                    Ft. Worth
 12        1129        Ft. Worth                 Phoenix
 13         208        Phoenix                   Blythe
 13A        250        Blythe                    San Diego
 14         147        San Diego                 Los Angeles
 19         265        Tulsa                     Kansas City
 20         283        Kansas City               St. Louis
TOTAL      4989

3.2 Supply of Links:

      3.2.A Builder warrants and represents to AT&T with respect to each Link that: (a) Builder shall have completed the obligations referred to in the definition of "Builder Substantially Complete Date" for such Link by the respective Builder Substantially Complete Dates set forth on Exhibit B or as otherwise set forth in this Contract; (b) Builder shall have completed the obligations referred to in the definition of "Builder Complete Date" for such Link by the respective Builder Complete Dates set forth on Exhibit B or as otherwise set forth in this Contract; and (c) the AT&T System shall have been designed, engineered, installed and constructed (i) in compliance with any and all applicable building, construction and safety codes for such construction and installation including all state One-Call laws, as well as any and all other applicable governmental laws, codes, ordinances, statutes and regulations, including Environmental, Health, and Safety Laws; and (ii) in


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      accordance with AT&T's engineering and construction specifications as set forth herein in Exhibit E: Standard Engineering, Construction and Fiber Specifications attached hereto.

      3.2.B Builder and AT&T will cooperatively review the available ROW and will select the best route based on terrain, sufficiency of grantor's title, assignability, constructability, cost, security, and schedule but final responsibility and control for route and ROW selection lies with the Builder, provided, however, Builder must meet AT&T's requirements for routing of each Link as set forth in Exhibit B. In addition, all ROW conveyances shall be of a type and quality reasonably acceptable to AT&T.

     3.2.C For all ROW to be acquired by Builder (on behalf of AT&T pursuant to Section 10.3 below), other than Builder Affiliate ROW and Public ROW, which either (i) is used in a completed Link or (ii) if not used in a completed Link, represents not more than an additional three percent (3%) of the total ROW acquired by Builder (other than Builder Affiliate ROW and Public
     ROW) which is used in all completed Links, AT&T will contribute 50% of the costs (determined pursuant to Section 10.3 below) of such ROW, up to a maximum share for AT&T of twelve thousand five hundred dollars ($12,500) per mile averaged for all such ROW pursuant to the procedures in Section
     10.3 below. Ownership of such ROW, as well as Public ROW, shall be vested in AT&T subject to Sections 3.2.D.1 and 3.2.D.2 below, and shall be conveyed using AT&T's standard easement form document attached as Exhibit
     K. Any changes to the aforementioned document will be submitted to AT&T for approval which will not be unreasonably withheld.

     3.2.D Except as expressly set forth below, for Builder ROW, Builder has or will secure in perpetuity, on behalf of AT&T, any and all necessary rights-of-way, encroachment permits, private easements and/or other agreements or approvals required for AT&T to access, install, operate, upgrade, replace, and maintain the System(s) for all Links from all necessary parties except with respect to affiliates of the Builder. With respect to affiliates of Builder, Builder will secure such rights for a minimum period of forty (40) years. If any third party granting such rights requires a joint application, Builder will notify AT&T and AT&T and Builder will coordinate any such joint application process.

     If Builder cannot obtain Builder ROW in perpetuity, Builder shall be responsible for ensuring ROW have renewable terms for a minimum of 40 years. Builder shall be responsible for any legal fees, including damages and settlements, for defending, negotiating or entering into alternative dispute resolution methods to resolve or litigate disputes with respect to all permits, right-of-way authorizations and approvals it acquires.

            3.2.D.1 EXCEPTIONS TO BUILDER RIGHT-OF-WAY ACQUISITIONS In the event Public, State and/or Federal Agencies require a license and/or franchise, Builder will notify AT&T and AT&T and Builder shall separately negotiate and secure their own license or franchise. AT&T and Builder shall be responsible for any fees assessed for their separate occupancy in the right-of-way. AT&T and Builder shall each negotiate the conditions (including


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            term) for their respective franchise and/or license, but shall not negotiate any term which restricts the other party's use of their part of the System in the ROW. Builder is not responsible for securing rights on AT&T ROW.

            3.2.D.2 In the event Builder is unable to obtain permits or other approvals from any governmental entity or agencies for renewable terms for a minimum of 40 years, and obtain such renewals for 40 years, then Builder will obtain the maximum term available by law or regulation.

      3.2.E Except as expressly set forth below, for AT&T ROW, AT&T has secured or will secure in perpetuity any and all necessary rights-of-way, and/or other agreements or approvals required to access, install, operate, upgrade, replace, and maintain the System(s). If any third party granting such rights requires a joint application, AT&T will notify Builder and Builder and AT&T will coordinate any such joint application process.

      If AT&T cannot obtain AT&T ROW in perpetuity, AT&T shall be responsible for ensuring ROW have renewable terms for a minimum of 40 years. AT&T shall be responsible for any legal fees, including damages and settlements, for defending, negotiating or entering into alternative dispute resolution methods to resolve or litigate disputes with respect to all existing and acquired AT&T ROW, but not Builder ROW or Builder Affiliate ROW.

      3.2.F AT&T ROW: AT&T will provide Builder with copies of AT&T's Line Lists, Issues and Concerns Reports (where available) and as built drawings for each Link awarded. The ROW information will be provided in CD format, if available. A floppy disk showing AT&T Links will be provided for use with Precision Mapping 4.0.

      AT&T hereby grants to Builder the right to utilize the Selected AT&T ROW solely for the construction of the System subject to the terms and conditions thereof and subject to the provisions of Section 3.2.L. It is understood that upon the granting of a license to Builder for the use of Selected AT&T ROW, the terms and conditions of such license will supersede the rights granted herein with respect to the Selected AT&T ROW so licensed.

      3.2.G For Builder ROW, Builder warrants and represents that, by the agreed-to construction start date included in the construction plan to be provided pursuant to Section 4.2 below for each defined Route Segment, Builder will have obtained perfected ROW, and performed all necessary actions regarding the acquisition of land, structure, and easements for the Route Segment, including, without limitation:

      (i.) title searches to ascertain the validity and sufficiency of title in present landowners for private easements, railroads, pipelines or utilities acquired along the route;

      (ii.) for any railroad ROW acquired other than perpendicular crossings, verify the rail is active and there are no current plans for railroad to abandon the lines; however, Builder should ensure its contract with the railroad will relieve Builder, and subsequent third parties, of any prospective


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            obligation for payment of license fees for continued occupancy and use of the ROW (unless licensor demonstrates to Builder's satisfaction, it has fee simple title to the property);

      (iii.) verify that rights acquired from railroads, pipelines and/or utilities and other grantors allow Builder to convey occupancy rights to third parties;

      (iv.) acquired and transferred to AT&T acceptable easements, IRUs, licenses, rights, conduit or other leases, fee interests and other rights which are recorded (as applicable and to the extent deemed necessary by the obtaining party) in the office of the Recorder of Deeds of the appropriate county or in such other offices as may be appropriate; and

      (v.) secured permits for highway, railroad and waterway crossings as well as secured any and all other permits (including environmental) necessary and requisite to the construction of the Route Segment and to enable the Builder to assign rights or grant the IRU contemplated by this Contract, without restriction to AT&T.

      3.2.H Builder shall provide to AT&T preliminary route drawings for the Link prior to the beginning of construction for any Link. Builder shall also provide all ROW documents to AT&T to perform a due diligence review. Documents shall include, but are not limited to, title documents, to determine whether grantor has fee simple title or sufficient title to grant occupancy and use rights to AT&T.

      3.2.I During engineering and construction, AT&T and/or designees shall have the right, but not the obligation, to inspect and/or observe all installations of the System and any other work performed by personnel of the Builder or any subcontractor of Builder and any documents related thereto. Builder shall notify AT&T in writing at least fourteen (14) calendar days prior to the start of construction of each Route Section. Builder will reasonably accommodate AT&T's involvement during engineering and construction, including but not limited to, granting AT&T access to all engineering, design and other related work product and techniques. AT&T or Builder will have the authority to stop all such installation related work, which in its sole opinion threatens or potentially threatens to disrupt or damage either party's existing assets. Any inspection by AT&T or its designees shall be in compliance with and subject to all ROW agreements.

      3.2.J If Builder requests in writing the assistance of AT&T in the construction and if AT&T agrees to do so then AT&T's cost and expenses shall be fully offset to AT&T's price.

      3.2.K Builder warrants to the best of its knowledge that there is no litigation pending or threatened regarding any of the acquired easements, IRUs, rights, conduits or other leases, fee interests or other such rights of the Builder necessary and requisite prior to the construction and for the continuous use of the System except with respect to case No. 99-12725 in the 22nd JUDICIAL DISTRICT COURT FOR THE PARISH OF ST. TAMMANY, STATE OF LOUISIANA, DIVISION A, styled LAS CONCHAS VERSUS P.F.NET, L.L.C. f/k/a PacWEST FIBER.NET, L.L.C., LEVEL 3 COMMUNICATIONS, L.L.C., PARSON BRINKERHOFF (PB), AND SeaBREEZE COMMUNICATIONS COMPANY.


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      3.2.L For AT&T ROW, AT&T warrants and represents that, by the agreed-to construction start date included in the construction plan to be provided pursuant to Section 4.2 for each defined Route Segment, AT&T will have obtained perfected ROW, and performed all necessary actions regarding the acquisition of land, structure, and easements for the Route Segment, including, without limitation:

      (i.) title searches to ascertain the validity and sufficiency of title in present landowners for private easements, railroads, pipelines or utilities acquired along the route;

      (ii.) for any railroad ROW acquired other than perpendicular crossings, verify the rail is active and there are no current plans for railroad to abandon the lines; however, AT&T should ensure its contract with the railroad will relieve AT&T, and subsequent third parties, of any prospective obligation for payment of license fees for continued occupancy and use of the ROW (unless licensor demonstrates to AT&T's satisfaction, it has fee simple title to the property);

      (iii.) verify that rights acquired from railroads, pipelines and/or utilities and other grantors allow Builder to convey occupancy rights to third parties;

      (iv.) acquired and transferred to Builder acceptable, easements, IRUs, licenses, rights, conduit or other leases, fee interests and other rights which are recorded (as applicable and to the extent deemed necessary by the obtaining party) in the office of the Recorder of Deeds of the appropriate county or in such other offices as may be appropriate; and

      (v.) secured permits for highway, railroad and waterway crossings as well as secured any and all other permits (including environmental) necessary and requisite to the construction of the Route Segment and to enable AT&T to assign rights or grant the IRU contemplated by this Contract, without restriction to Builder.

      3.2.M AT&T or Builder may make available ROW for additional Conduit(s) under terms to be agreed upon.

      3.2.N AT&T warrants that to the best of its knowledge there is no litigation pending or threatened regarding any of the acquired easements, IRUs, rights, conduits or other leases, fee interests or other such rights of AT&T necessary and requisite prior to the construction and continuous use of the System.

      3.2.0 Where AT&T ROW is utilized, AT&T will make available to Builder all relevant engineering drawings and records in AT&T's possession or accessible by AT&T without incurring unreasonable expense to AT&T. In the event that AT&T is occupying private property with existing cable along the agreed upon Route without proper documentation, AT&T will acquire such rights as may be necessary.

      3.2.P Where Builder ROW is utilized, Builder will make available to AT&T all relevant engineering drawings and records in Builder's possession or accessible by Builder without incurring unreasonable expense to Builder. In the event that Builder is occupying private property with existing cable along the agreed upon Route without proper documentation, Builder will acquire such rights as may be necessary.


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      3.2.Q Except as otherwise provided herein, AT&T shall license to Builder all Selected AT&T ROW and all Builder ROW and Public ROW conveyed to AT&T pursuant to Section 3.2.C and Builder shall license to AT&T all Builder Affiliate ROW for the maximum term permitted by such ROW. AT&T will only license in perpetuity to Builder an amount of Selected AT&T ROW equivalent in terms of mileage to Builder ROW, Builder Affiliate ROW and Public ROW acquired in perpetuity. To the extent reasonably practicable, the equivalent mileage of Selected AT&T ROW so licensed, and the Builder ROW and Builder Affiliate ROW and Public ROW acquired by Builder for AT&T furnished or licensed hereunder, will be contiguous and allocated among Links so as to endeavor to allow for the highest percentage of perpetual ROW and licenses as possible in individual Links as chosen by Builder. The remaining Selected AT&T ROW will be licensed to Builder for a term of forty (40) years. With respect to any Selected AT&T ROW licensed to Builder for a forty (40) year term, if AT&T has or reasonably can obtain the legal right to do so, AT&T will extend such license(s) to the extent that and for such period of time as Builder is able to extend the term of any forty (40) year term Builder ROW and Builder Affiliate ROW to enable the continued use of the Links for both AT&T and Builder beyond the initial forty (40) year term.

      3.2.R The licensing referred to in Section 3.2.Q above will occur with respect to ROW licensed by AT&T to Builder as follows:

      (i) the licensing of Builder ROW acquired in the name of or on behalf of AT&T will occur at the same time as, and such licenses will be delivered to Builder with, the payment by AT&T of the sums owed to Builder for such ROW pursuant to Sections 10.3 or 10.4.A, as applicable;

      (ii) the licensing of Public ROW acquired by Builder in the name of or on behalf of AT&T will occur and be delivered to Builder concurrently with Builder's delivery and/or assignment of such ROW to AT&T; and

      (iii) concurrently with the licensing and delivery of such Builder ROW and Public ROW by AT&T to Builder referred to in (i) and (ii) above, AT&T will license to Builder in perpetuity an amount of Selected AT&T ROW equivalent in terms of mileage to such Builder ROW and Public ROW acquired in perpetuity, to the extent such Selected AT&T ROW in perpetuity is available. AT&T will license the remaining Selected AT&T ROW to Builder for a forty (40) year term.

      3.2.S The licensing referred to in Section 3.2.Q above will occur with respect to Builder Affiliate ROW licensed by Builder to AT&T concurrent with the payment by AT&T pursuant to ARTICLE 1O.2.B for the mileage to which such Builder Affiliate ROW is applicable. Concurrently therewith, AT&T will license to Builder an amount of AT&T ROW equivalent in terms of mileage and length of term of such Builder license.

      3.2.T The parties agree that upon the completion of the last Link they will take such action as may be required to ensure that the provisions of
      Section 3.2.Q are carried out with respect to the licensing of equivalent amounts of perpetual and forty (40) year term ROW and to ensure that each party has sufficient rights for the uses of its respective portions of the System as contemplated by this Contract.


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      The parties further agree that upon the completion of the last Link they will take such action as may be required to ensure, to the extent reasonably practicable, that the AT&T ROW licensed in perpetuity to Builder, and the Builder ROW and Builder Affiliate ROW and Public ROW acquired by Builder or AT&T furnished or licensed hereunder, is contiguous and allocated among Links so as to endeavor to allow for the highest percentage of perpetual ROW as possible in individual Links as chosen by Builder pursuant to Section 3.2.Q.

3.3 Supply of the System or any part thereof:

      3.3.A Prior to construction of each Link of the System, Builder will provide AT&T notice of and permit AT&T to participate in Builder's pre-construction meeting(s) or the equivalent. Such meeting(s) will occur at least fourteen (14) calendar days prior to commencement of the construction of the System if reasonably practical, but no less than three
      (3) days from receipt of notice by AT&T, and will include Builder's employees and subcontractors, if appropriate. If upon execution of the Contract construction of the System has commenced, Builder's employees and its subcontractors, if appropriate, will meet with AT&T within fourteen calendar (14) days of said Effective Date to discuss the construction.

      3.3.B Builder shall, at Builder's sole cost and expense, be responsible for and shall effect the design, engineering, installation and construction of the System and the installation of The Cable, as well as restoration of properties, settlement of damages and/or other claims in conjunction with construction except claims caused by AT&T or its contractors.

      3.3.C In the event construction activity occurs in the vicinity of an active AT&T cable, whether on AT&T ROW or Public ROW, the Builder is not to perform any excavation activity, including but not limited to, digging, plowing, and boring, without the presence of AT&T personnel or designee or AT&T's written authorization to proceed. AT&T personnel have the right, at its option, to be present during all excavation operations to assure active cable is not disrupted. In the event AT&T fails to provide a representative to observe construction or other activity after having received forty-eight (48) hours notice, Builder may commence with its proposed excavation activity.

      3.3.D AT&T will be responsible for the perfecting of AT&T Private ROW and the splicing of and testing of AT&T and Builder Fibers.

      3.3.E AT&T's requirements in regard to the design, engineering, installation and construction of the AT&T System are set forth in Exhibit
      E: Standard Engineering, Construction and Fiber Specifications attached hereto.

      3.3.F The AT&T System shall consist of the AT&T Conduits, the AT&T Sites, the First Conduit, and The Cable. The System also includes, but is not limited to, associated manholes, handholes, buried warning tape, above ground markers, and cable terminations and the additional requirements contained in Exhibit E.


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      3.3.G Ownership of System. Upon completion, the System shall be owned as follows:

      (i) AT&T shall own the following facilities:

          o  AT&T Conduit
          o  AT&T Fibers
          o  AT&T Sites
          o The First Conduit and The Cable (provided that such ownership of The Cable does not affect the rights of the parties and their respective transferees with respect to the use of, and access to Fibers owned, leased or licensed by such persons which are contained within The Cable, subject to the provisions of this Contract, including without limitation Sections 3.7 and 3.8,
             ARTICLE 11 and Exhibit C)

    (ii)  Builder shall own the following facilities:
          o  Builder Conduit
          o Builder Fibers which shall not be greater in number than AT&T Fibers in any given Link
          o  Builder Sites


   (iii) AT&T shall own all necessary manholes, handholes and associated items required for the:
         o  AT&T Conduit,
         o  AT&T Fibers and
         o  AT&T Sites

   (iv) Builder shall own all necessary manholes, handholes and associated items required for the:
         o  Builder Conduit,
         o  Builder Fibers and
         o  Builder Sites

   (v) The parties shall each own Disposition Fibers in the quantities set forth in Exhibit B.

   (vi) Ownership of right of way easements other than Builder Affiliate ROW shall be vested in AT&T. Builder shall be granted a license in the form attached as Exhibit L1 or L2, as applicable, for a term co-equal to the duration of AT&T's ownership interest, to utilize the ROW for the installation, operation, maintenance, repair, and replacement of telecommunication facilities.

3.4 Supply of the AT&T Conduit, Builder Conduit and the First Conduit

      3.4.A The Builder will be responsible for all engineering, design, route survey, construction, procurement, right-of-way acquisition and permitting (except ROW perfection along Route Segments built on AT&T ROW) which are required to construct the System, according to standards acceptable to AT&T as set forth in Exhibit E.


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      3.4.B Placement of Conduit, handholes, manholes, above ground signs, buried warning tape, and installation of The Cable in the First Conduit will be carried out by Builder in adherence to Exhibit E unless there is a specific written agreement to the contrary with AT&T. The AT&T Conduit and the First Conduit shall be constructed with handhole and manhole structures which are separate and distinct from the Builder Conduit. The handhole and manhole structures for the AT&T Conduit and First Conduit will be connected to the adjacent manhole and handhole structure for the Builder Conduit system with a single Conduit at each splice handhole or manhole for the purpose of conveying Builder Fibers into the Builder Conduit.

      3.4.C Supply of the Conduit: Builder will be responsible to procure and place Conduit governed by this Contract and associated items required.

3.5 Supply of The Cable:

      3.5.A Supply of The Cable: Builder will act as AT&T's agent for the purpose of ordering the AT&T Fibers from AT&T's vendor under the terms and conditions of AT&T's contract with AT&T's vendor. Builder will order the Builder Fibers from Builder's vendor under the terms and conditions of the Builder's contract with Builder's vendor. With respect to Fibers included in The Cable, the AT&T Fibers and the Builder Fibers will be compatible and will be included in the same sheath. Builder will also act as AT&T's agent for the purpose of ordering the Maintenance Cable as defined in
      Section 1.28 of this Contract.

      3.5.B Builder, acting as agent for AT&T and on its own behalf, will order the cable for the length of each Link and an additional two percent (2%) for the purpose of establishing restoration reels for maintenance purposes. The cost of these maintenance reels will be shared on a prorated basis according to the split of fibers in The Cable.

      3.5.C Splicing and Testing. AT&T shall retain the sole right to splice and test its own fiber cable, and will splice and test any non-AT&T fibers in The Cable at the price set forth in Exhibit B. This will not preclude AT&T's right to assign this work to a third party, if the third party is reasonably acceptable to the Builder. Splicing and testing parameters are set forth in Exhibit D: Fiber Cable Splicing, Testing and Acceptance Procedures attached hereto. Builder will notify AT&T at least fourteen
      (14) calendar days prior to placement of The Cable, to allow AT&T to schedule splicing activity. Builder will place The Cable in the First Conduit.

3.6 Regeneration Buildings and Sites. Except as otherwise provided in Section 3.3.G(vi) of this Contract, Builder agrees to acquire the necessary land for the Sites. The cost of such land is part of Builders' price as described in Exhibit B. The Builder shall acquire land for sites of sufficient size to accommodate the regeneration or optical amplifier (OP/AMP) building needs of each party. AT&T requires a minimum of 10,000 square feet of land for OP/AMP Sites, and a minimum of 20,000 square feet of land for regeneration or junction sites for AT&T's exclusive use. Regeneration or junction-sized sites are expected to be required for


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      every fifth or sixth site. The minimum square footage does not include land necessary for vehicle access (driveways) from public roadways, parking, commercial power, ground fields, landscaping and permitting agency requirements. Each party shall designate the type and size of regeneration building for its facilities and separately bear the cost of such buildings unless agreement is made for construction of partitioned buildings with separate access. The Builder will work with AT&T to develop these Sites to ensure they meet all the requirements and specifications of AT&T. The spacing shall be forty-eight (48) to fifty-two (52) miles or as mutually agreed upon by the parties.

3.7 Marketing of Fiber: The parties' rights and obligations with respect to marketing of Disposition Fiber and other property exchanges, and maintenance of marketed Fibers are set forth in Exhibit G attached.

3.8   Route Maintenance:

      3.8.A [INTENTIONALLY OMITTED]

      3.8.B AT&T will be solely responsible for operations and maintenance on AT&T ROW and property except as may be specified by separate agreement.

      3.8.C During the term hereof, maintenance of the System will be performed in accordance with Exhibit C hereof. In the event the maintaining party fails to perform its maintenance obligations with respect thereto, to the maximum extent the underlying ROW rights permit the non-maintaining party may assume the duties of the maintaining party upon thirty (30) days written notice with respect to such obligation and perform such maintenance as may be necessary at the expense of the maintaining party.

      3.8.D Access to ROW. Either party may require access to the other's ROW. The party requiring access will contact the other party and seek its reasonable approval to access such ROWs or easements, and will provide sufficient notice (in no case less than forty-eight (48) hours) of what it actually intends to do on such ROWs or easements, except in the event of emergencies (in which case notification will be made as soon as possible, but in any event prior to entry). With respect to ROW acquired following the Effective Date of this Contract both parties will use commercially reasonable efforts and due diligence to avoid access restrictions imposed by third parties that would prevent access by either party to their respective systems.

ARTICLE 4: Delivery of Link

4.1 For AT&T and Builder, delivery of the respective deed, IRU or other instrument, as the case may be, shall occur on a date no later than the Builder Completion Date. Said Acceptance shall be reflected in a document executed by the parties to be attached hereto as Exhibit F: Acceptance Letter by AT&T.

4.2   Construction Plan


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      4.2.A. Within sixty (60) days after the Effective Date of this Contract,
      Builder shall submit to AT&T a construction plan for each Link subject to this Contract, detailing Builder's plan to construct the Links, including the dates at which the Builder plans to start the specific parts of the work (including but not limited to ROW acquisition, engineering, securing permits, construction and cable placement) necessary to construct the Links by the respective Builder Completion Date for the Link as set forth in Exhibit B.

      4.2.B. After Builder has submitted the construction plan, Builder shall provide a monthly progress report to AT&T detailing implementation of the construction plan which shall include, among other things, Gantt Charts or the like, projections of work required to complete project and notice of any anticipated events that may materially delay completion of any Link. On a monthly basis, Builder will provide AT&T an annual fiber cable ordering forecast broken down by month. In addition, Builder shall promptly notify AT&T in the event that actual cable purchases in any month are less than 90%, or more than 110%, if projected fiber cable purchases for such month to insure that cycle time and pricing is not affected. AT&T and Builder may hold monthly progress meetings to review and discuss the construction plan.

      4.2.C [INTENTIONALLY OMITTED]

      4.2.D. If the actual measured progress for any particular Link is delayed from the baseline construction plan provided by Builder by a period of time greater than the sum of the applicable cure period plus the applicable liquidated damages period for reaching the Builder Substantially Complete Date as set forth in ARTICLE 5, and it is probable that Builder will be unable to complete its obligations referred to in the definition of Builder Substantially Complete Date by the applicable Builder Substantially Complete Date set forth in Exhibit B plus the applicable cure period and applicable liquidated damages period, then AT&T may at its option (i) deliver a notice of default pursuant to Section 21.1 (but only with respect to that particular Link); (ii) grant Builder one or more extensions to eliminate the delay without prejudice to AT&T's right after such extension period to exercise its option under either clause (i) or clause (iii) of this sentence; or (iii) assume authority over the construction and finish the construction of the Link by whatever method AT&T deems expedient. If AT&T opts to assume construction authority, Builder will be responsible for the difference between the total costs AT&T incurs less the contract price for the particular Link. AT&T will make commercially reasonable efforts to mitigate such difference in order to keep the total construction costs consistent with the Builder's estimates for the construction costs of the particular Link. The underlying facts giving rise to AT&T's exercise of one or more of its options under this Section 4.2.D shall not, in and of themselves, constitute a material default with respect to this Contract as a whole; provided that nothing in this Section 4.2.D amends or alters the rights or obligations of the parties under any other provision of this Contract.


ARTICLE 5: Completion of Links


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5.1   The Builder Substantially Complete Date for all ROW conveyance, engineering, construction, and installation of each Link of the AT&T System shall be as set forth in Exhibit B. Builder shall complete all engineering, construction and installation obligations by the Builder Substantially Complete Date for each Link. If Builder anticipates that Builder will not be able to complete such obligations with respect to any Link by the Builder Substantially Complete Date, Builder shall promptly provide written notification to AT&T and shall designate representatives to meet and review the status of the Builder's construction schedule.

5.2 For the following Links, Arlington, VA to Greensboro, NC, Fort Worth, TX to Phoenix, AZ, Phoenix, AZ to Blythe, CA., Blythe, CA. to San Diego, CA and San Diego, CA to Los Angeles, CA: if Builder fails to perform its obligations under Section 5.1 with respect to any of the aforementioned Links by the respective Builder Substantially Complete Dates as set forth in Exhibit B, Builder will be deemed as having missed the delivery date and must notify AT&T and perform its obligations under Section 5.1 with respect to the Link as soon as possible. After having missed the Builder Substantially Complete Date, Builder will be granted a cure period of up to ninety (90) days after the Builder Substantially Complete Date. If delay exceeds ninety (90) days, AT&T shall be entitled to deduct as liquidated damages from the price of the Link an amount equal to $10,000 per day beginning on the ninety-first (91st) day through the one hundred twentieth (120th) day of delay, $15,000 per day beginning on the one hundred twenty-first (121st) day through the one hundred fiftieth (150th) day of delay, and $20,000 per day beginning on the one hundred fifty-first (151st) day through the one hundred eightieth (180th) day of delay until the Builder performs its obligations under Section 5.1 with respect to such Link, up to a maximum of three percent (3%) of the total price of the Link. If Builder is not able to deliver before the one hundred eighty-first (181st) day of delay is reached, AT&T at its sole discretion may (i) deliver a notice of default pursuant to Section 21.1 or (ii) grant Builder one or more extensions to perform its obligations under Section
      5.1 with respect to such Link for a period or periods to be specified by AT&T without prejudice to AT&T's right to thereafter exercise its option under clause (i) if the Link has not been delivered. If the amount owed by Builder exceeds remaining AT&T payments, Builder shall promptly pay such amount to AT&T.

5.3 For the following Links, Atlanta, GA to Jacksonville, FL, Ellisville, FL to New Orleans, LA, Ellisville, FL to Jacksonville, FL, New Orleans, LA to Houston, TX, Tulsa, OK to Kansas City, MO and Kansas City, MO to St. Louis, MO with delivery dates as set forth in Exhibit B, if Builder fails to perform its obligations under Section 5.1 with respect to any of the aforementioned Links by the respective Builder Substantially Complete Dates, Builder will be deemed as having missed the delivery date and must notify AT&T and perform its obligations under Section 5.1 with respect to the Link as soon as possible. After having missed the Builder Substantially Complete Date, Builder will be granted a cure period of up to forty-five (45) days after the Builder Substantially Complete Date. If delay exceeds forty-five (45) days, AT&T shall be entitled to deduct as liquidated damages from the price of the Link, an amount equal to $10,000 per day beginning on the forty-sixth (46th) day through the seventy-fifth
      (75th) day of delay, $15,000 per day beginning on the seventy-sixth (76th) day through the one hundred and fifth (105th) day of delay, and $20,000 per


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      day beginning on the one hundred and sixth (106th) day through the one hundred thirty-fifth (135th) day of delay until the Builder perform its obligations under Section 5.1 with respect to such Link, up to a maximum of three percent (3%) of the total price of the Link. If Builder is not able to deliver before the one hundred thirty-sixth (136th) day of delay is reached, AT&T at its sole discretion may (i) deliver a notice of default pursuant to Section 21.1 or (ii) grant Builder one or more extensions to perform its obligations under Section 5.1 with respect to such Link for a period or periods to be specified by AT&T without prejudice to AT&T's right to thereafter exercise its option under clause
      (i) if the Link has not been delivered. If the amount owed by Builder exceeds remaining AT&T payments, Builder shall promptly pay such amount to AT&T.

5.4 For the following Links with delivery dates in year 2001, Jacksonville, FL to Orlando, FL, Houston, TX to San Antonio, TX, San Antonio, TX to Austin, TX and Austin, TX to Ft. Worth, TX as set forth in Exhibit B: if Builder fails to perform its obligations under Section 5.1 with respect to any of the aforementioned Links by the respective Builder Substantially Complete Dates, Builder will be deemed as having missed the delivery date and must notify AT&T and perform its obligations under Section 5.1 with respect to such Link as soon as possible. After having missed the Builder Substantially Complete Date, Builder will be granted a cure period of up to thirty (30) days after the Builder Substantially Complete Date. If delay exceeds thirty (30) days, AT&T shall be entitled to deduct as liquidated damages from the price of the Link an amount equal to $10,000 per day beginning on the thirty-first (31st) day through the sixtieth
      (6Oth) day of delay, $15,000 per day beginning on the sixty-first (61st) day through the ninetieth (9Oth) day of delay, and $20,000 per day beginning on the ninety-first (91st) day through the one hundred twentieth (120th) day of delay until the Builder performs its obligations under
      Section 5.1 with respect to such Link, up to a maximum of five percent (5%) of the total price of the Link. If Builder is not able to deliver before the one hundred twenty-first (121st) day of delay is reached, AT&T at its sole discretion may (i) deliver a notice of default pursuant to
      Section 21.1 or (ii) grant Builder one or more extensions to perform its obligations under Section 5.1 with respect to the Link for a period or periods to be specified by AT&T without prejudice to AT&T's right to thereafter exercise its option under clause (i) if the Link has not been delivered. If the amount owed by Builder exceeds remaining AT&T payments, Builder shall promptly pay such amount to AT&T.

5.5 If Builder completes a Link at least thirty (30) days prior to the Builder Substantially Complete Date, the Builder shall be entitled to an amount equal to one percent (1%) of the contract price of that Link per each thirty (30) day period for which that Link is early, not to exceed two percent (2%) as an incentive to Builder.

5.6   Testing and Acceptance of The Cable:

      5.6.A. Except as provided below, AT&T shall test and verify the AT&T Fibers and Builder Fibers in accordance with the procedures specified in Exhibit D and Exhibit E. AT&T shall provide the Builder with five (5) business days written notice prior to the first day of testing. Fiber acceptance testing shall progress along each Route as cable splicing by AT&T progresses, so that test results may be


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      reviewed in a timely manner. Within fourteen (14) calendar days of the conclusion of the fiber acceptance testing of AT&T Fibers and Builder Fibers, AT&T shall provide the Builder with a copy of the test results. Builder shall have the right to observe all testing activity and the right to retain a third party to perform testing for its own behalf. In the event of a discrepancy between AT&T and Builder testing results, the parties shall mutually agree upon a disinterested third party whose decision shall be binding. The party whose test results are found to be inaccurate shall bear the costs of the disinterested third party testing.

      5.6.B AT&T shall notify Builder within seven (7) calendar days in the event the fiber acceptance testing results show that The Cable is not installed or operating within the parameters of the applicable specifications for a Route Section. The Builder shall within fourteen (14) calendar days take such action as shall be reasonably necessary with respect to such portions of The Cable that are not installed or do not operate within the parameters of the applicable specifications contained in Exhibits D and E due to cable damage (not occurring as the result of splicing or testing of the splices) to bring operating standards of such portions of The Cable that affect the AT&T Fibers and Builder Fibers within such parameters. The Builder shall notify AT&T upon completion to allow for re-testing of the Route Section. After taking such actions, AT&T shall provide Builder with a copy of the new test results within fourteen
      (14) calendar days of the conclusion of the fiber acceptance testing. The cycle described above of testing, taking corrective action and re-testing shall take place as many times as necessary to ensure that the AT&T Fibers and Builder Fibers operate within the parameters of the applicable specifications. Any non-conformity to applicable specifications resulting from splicing or testing of the splices will be remedied by AT&T within fourteen (14) calendar days of AT&T's receipt of the results of the fiber testing indicating such non-conformity.

      5.6.C In the event The Cable is damaged during construction, Builder shall replace the damaged section of The Cable.

      5.6.D If the fiber acceptance testing results are within the parameters of the specifications in Exhibit D and the final restoration of the Route is complete to the satisfaction of AT&T and all permitting or granting parties, AT&T shall, within seven (7) calendar days provide the Builder with a written notice accepting the AT&T Fibers and Builder Fibers. Upon the receipt of AT&T's written approval of such test results, the Builder shall have seven (7) calendar days to provide written notice stating the reasons the test results are unacceptable for use by Builder. In the case of such written notice by Builder rejecting the fiber acceptance testing, AT&T shall retest up to two (2) additional tests on AT&T Fibers and Builder Fibers in the manner set forth in Exhibit D.

      5.6.E. After the approval by AT&T and Builder of the test results referred to in Section 5.6.D above, the sole rights and remedies of the Builder and AT&T, respectively, with respect to any defect in or failure of AT&T's and Builder Fibers respectively to perform in accordance with the applicable vendor's or manufacturer's specifications shall be limited to the particular vendor's or


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      manufacturer's warranty with respect thereto, which warranty, to the extent permitted by the terms thereof with respect to Builder Fibers, is hereby assigned to the Builder. Notwithstanding the foregoing, Builder will comply with its obligations pursuant to Section 22.1 below and AT&T will comply with its obligations pursuant to Section 22.2 below.

      5.6.F As-Built Drawings. Within one hundred twenty (120) days after Certification, Builder shall provide AT&T with as-built drawings and graphic guidelines for AT&T Cable Route Engineering Drawings provided to Builder as set forth in Exhibit E. Builder shall provide AT&T with construction drawings within thirty (30) days of the Builder Substantially Complete Date.

      5.6.G Performance Period. The Performance Period of a Link will begin on that date that AT&T certifies the Builder is Substantially Complete for said Link. AT&T will certify the Builder Substantially Complete Date when Builder has placed all the conduit, placed all the manholes / hand-holes, placed all the cable, acquired the site land for regenerator and Op/Amps locations, conveyed all ROW documents and other rights to AT&T and, after said performance, all splicing and testing work can be completed. During the Performance Period, AT&T will validate that all the work by the Builder has been completed to the satisfaction of AT&T and that the AT&T System within said Link performs in accordance with Exhibits D and E during the Performance Period.

      5.6.H Final Acceptance. The Final Acceptance of a Link by AT&T will occur when said Link has performed to the satisfaction of AT&T completed to the standards set forth in Exhibits C, D and E and the other requirements of this Contract. AT&T will by written notification to Builder acknowledge that Final Acceptance has occurred and that final payment for the Link will be sent to the Builder as set forth in ARTICLE 10.

      5.6.I Title And Risk Of Loss To Material. Title to any and all material furnished by Builder shall vest in AT&T when the same is actually installed or incorporated in the AT&T System. Builder shall retain risk of loss and damage to such material until each Link is completed and accepted by AT&T.

      5.6.J Use Of Completed Portions. AT&T shall have the right to take possession of and use any completed or partially completed portions of any Link, even though the time for completing the entire Link or such portions may not have expired. Such taking of possession and use shall not be deemed an acceptance of any completed or partially completed portions of the Link not done in accordance with Exhibit E and the other requirements of this Contract.

5.7 It is understood and agreed that Builder will not be in default nor be subject to the payment of liquidated damages for any delays or failures in its performance of its obligations hereunder to the extent that such delays or failures are solely attributable to the failure of AT&T to perform any acts or furnish any materials or supplies which AT&T is obligated to perform or supply pursuant to the terms of this Contract, it being understood that the time for Builder's performance shall be


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      extended only for a period of time equivalent to the time lost, but no extension shall be made unless written request for the same is made by Builder within fourteen (14) days of the date Builder commences to suffer such delay or failure.

ARTICLE 6: Term

6.1 Subject to the provisions of ARTICLE 6: Termination, the term of this Contract ("Term") will begin upon the Effective Date of this Contract and end upon the expiration of the useful life of the last Link which shall not be less than forty (40) years. By mutual agreement, the parties may extend the term of this Contract.

ARTICLE 7: Termination

7.1. Either party may terminate this Contract in whole or with respect to any affected Link, for the other party's material default not cured pursuant to ARTICLE 21: Default.

7.2 In the case of termination by Builder, AT&T's liability shall be limited to (i) payment of the amount due from AT&T to Builder pursuant to this Contract for work performed and materials purchased up to and including the date of termination, plus (ii) up to three percent (3%) of the applicable contract price set forth in Exhibit B for any terminated Link for the reasonable and actual costs incurred by Builder solely in performance of construction activities on behalf of AT&T under this Contract (not usable in Builder's other operations or salable to Builder's other customers), in process at the date of notice of termination, less any salvage value for material, provided Builder substantiates such cost with proof satisfactory to AT&T; and (iii) if Builder has completed the installation of a minimum of ten percent (10%) of the total conduit to be constructed between any two adjacent AT&T POPs as listed in Exhibit B on any affected Link, AT&T will work with Builder to complete all incomplete Route Sections between such adjacent AT&T POPs based upon the construction schedule in place at the time of default, subject to the conveyance by each party to the other of the rights contemplated in ARTICLE 8.

7.3 In the case of termination by AT&T, subject to such rights of set off, counterclaim or recoupment as AT&T may have, AT&T will pay (i) the amount due to Builder for work performed and materials purchased up to and including the date of termination, plus (ii) up to three percent (3%) of the applicable contract price set forth in Exhibit B for any terminated Link for the reasonable and actual costs incurred by Builder solely in performance of construction activities on behalf of AT&T under this Contract (not usable in Builder's other operations or salable to Builder's other customers), in process at the date of notice of termination, less any salvage value for material, provided Builder substantiates such cost with proof satisfactory to AT&T; and (iii) if Builder has completed the installation of a minimum of ten percent (10%) of the total conduit to be constructed between any two adjacent AT&T POPs as listed in Exhibit B on any affected Link, at AT&T's option AT&T shall have the right to work with Builder to complete all incomplete Route Sections between such adjacent AT&T POPs based upon the construction schedule in place at the time of default, subject to the conveyance by each party to the other of the rights contemplated in ARTICLE 8.


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7.4   In the event of the termination of any Link, all designs, drawings, plan, models, studies, computer programs, engineering data, specifications, test results, reports and other data prepared by Builder hereunder or in contemplation hereof with respect to any such incomplete Link shall become the joint property of Builder and AT&T, upon payment due for the work performed. Each party shall execute and deliver at the other party's request all documents necessary to establish and maintain such rights and property.

7.5 Notwithstanding the foregoing, no termination of this Contract shall affect the rights or obligations of any party hereto with respect to the granting of all ROW or IRU rights, licenses or easements, as well as any other rights, licenses or authorizations necessary for any construction and continuous use of any ROW for not less than forty (40) years to the other party where Route Segment construction has been completed prior to the effective date of termination or with respect to any payment hereunder for services rendered prior to the date of termination. For purposes of this Section 7.5, "Route Segment construction" will be deemed to be "completed" when the required AT&T Conduit has been placed in the applicable ROW. With respect to any Link that has not been completed at the time of termination: (a) the non-defaulting party shall have the right to (i) continued utilization of ROW of the defaulting party, and the defaulting party will assign the appropriate ownership interest in such ROW (together with IRU rights or easements, as well as any other rights, licenses or necessary authorizations) to the extent necessary to permit the non-defaulting party to construct and operate its respective System,
      (ii) complete those Links with third parties to replace the defaulting party and (iii) construct 6 conduits on the defaulting party's ROW for its own (and/or such third parties) use on Links that remain unfinished; and
      (b) in the event that either party (whether or not the defaulting party) has completed at least 80% of total conduit to be constructed with respect to any Link, such party shall continue to have the right to access Rights of Way of the other party for purposes of completing each such Link. The obligations of the parties under this Contract which by their nature would continue beyond the termination of this Contract including, by way of illustration only and not limitation, this ARTICLE 7 and the Articles entitled Indemnification, Insurance, Taxes, Confidentiality and Arbitration (ARTICLES 13, 14,15,19 and 23) shall survive termination of this Contract.

7.6 In the case of termination or otherwise, neither party will be liable hereunder to the other for consequential damages in the nature of harm to business, loss of use, lost revenues or lost profits; provided however, this Section 7.6 shall not apply to either party's obligations under ARTICLES 19 and 20 or to the Indemnifying Party's obligation under ARTICLE 13 to indemnify, defend and hold harmless the Indemnified Party from and against claims, demands, actions or liabilities asserted by or incurred to third parties.


ARTICLE 8: Permits, Physical Plant and Required Rights

8.1 As of the commencement of construction of the applicable Route Segment, Builder will have obtained and transferred to AT&T and will cause to remain effective in


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      perpetuity all rights, including without limitation, licenses, IRUs, easements, authorizations, and other agreements on private ROW necessary for the use of conduit, cable, wire or other physical plant facilities, as well as any other such rights, licenses, authorizations, rights-of-way and other agreements necessary for the installation and use of the System except those to be provided by AT&T under Section 8.2. If Builder cannot obtain such private ROW in perpetuity, Builder shall be responsible for ensuring such private ROW have renewal terms for a minimum of 40 years. For right of way not acquired by means of private easement (including but not limited to any necessary state, federal, or tribal authorization or environmental permits) Builder shall, at its sole cost, exercise any renewal right thereunder, or otherwise acquire such extension, additions and/or replacements as may be necessary, in order to cause the stated term thereof to be continued until a date that is not earlier than forty (40) years from the Effective Date of this Contract. The minimum Term shall be the period from the date of this Contract until the fortieth (40th) anniversary of the Effective Date.

8.2 As of the commencement of construction of the applicable Route Segment on AT&T ROW, AT&T will have obtained and will cause to remain effective in perpetuity all rights, including without limitation, licenses, IRUs, easements, authorizations, and other agreements on private right of way necessary for the use of conduit, cable, wire or other physical plant facilities, as well as any other such rights, licenses, authorizations (including but not limited to any necessary state, federal or tribal authorizations or environmental, permits), rights-of-way and other agreements necessary for the installation and use of the System. If AT&T cannot obtain such private ROW in perpetuity, AT&T shall be responsible for ensuring such private ROW have renewed terms for a minimum of 40 years. For right of way not acquired by means of private easement (including but not limited to any necessary state, federal, or tribal authorization or environmental permits) AT&T shall, at its sole cost, exercise any renewal right thereunder, or acquire such extension, additions and/or replacements as may be necessary, in order to cause the stated term thereof to be continued until a date that is not earlier than forty (40) years from the Effective Date of this Contract. The minimum Term shall be the period from the date of this Contract until the fortieth
      (40th) anniversary of the Effective Date.

8.3 In the event of either party's refusal or claimed inability to take the steps described in this ARTICLE 8, Sections 8.1 and 8.2, as applicable, such circumstances shall be communicated to the other party in writing and unless such circumstance is due to acts or omissions of the other party, the other party shall be entitled to obtain specific performance from the non-compliant party in addition to any other remedies available to the other party pursuant to this Contract, including but not limited to, the ownership or assignability right of ROW already obtained by the non-compliant party.

ARTICLE 9: Relocation of Cable, Conduit, Manholes or Buildings

9.1 In the event all or part of the Route Section is to be relocated, the party designated as the Service Provider (SP) for the applicable Route Section pursuant to Exhibit C is responsible for performing any relocation. Any such relocation: (i) shall be


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      constructed and tested in accordance with the specifications and requirements set forth in Exhibits D and E and (ii) shall not result in a material change to the performance of the system as set forth in Exhibits D and E unless otherwise agreed by the parties.

9.2 If a relocation is required

      a) by a third party with the legal requisite authority (including, without limitation, the grantor of a right to either of the parties and including a party exercising condemnation authority) or

      b)    by either of the parties hereto:

            The SP is required to provide the party designated as the Service Recipient (SR) for the applicable Route Section pursuant to Exhibit C sixty (60) days prior notice of any such relocation, whenever possible, and shall have the obligation to proceed with such relocation, including, but not limited to, the right to determine the extent of, the timing of, and methods to use for such relocation.

      c) by one of the parties for its own convenience, the other party may choose to exclude its portion of the System from the proposed relocation.

      d) In the case of Section 9.2.C above, where one of the parties establishes a different route, maintenance arrangements for the newly established route will be agreed mutually subsequently.

9.3 If one of the parties to this contract relocates; i) at the option of that party or ii) as a result of a breach or a failure of that party's obligations under this Contract, the party requiring the relocation is responsible for the total cost of the relocation. If the relocation is required for reasons other than those set forth in i) & ii), above then both parties shall reimburse the SP for their proportionate share of all relocation costs. The relocation costs shall include, but are not limited to Conduits, cables and Fibers spliced and tested based on the proportionate number of each party's Conduits, cables and Fibers, as the case may be, present in the Route Section.

9.4 In the event that a third unrelated party, including without limitation third parties contracted under Exhibit J reimburses the SP for all of or any portion of the cost to relocate the System, then this reimbursement amount shall be distributed on the basis of the procedure set forth in
      Section 9.4.A. The SP agrees that no request for reimbursement from the other party shall be made unless the other party's proportional amount of the relocation costs for such project exceeds Five Thousand Dollars ($5,000.00). The SP shall deliver to the parties updated as-built drawings as set forth in Exhibit E and ARTICLE 5 of this Contract with respect to any relocated portion of the System not later than ninety (90) days following the completion of such relocation.


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      9.4.A. Any reimbursement received pursuant to Section 9.4 will be distributed by the SP as follows:

            First, the SP will be reimbursed for any expenses not provided for by the parties.

            Secondly, any remaining sums that pertain to expenses associated with the relocation of the Fiber(s), cables or Conduits will be split between the parties based on the proportionate number of each party's Conduits, cables and Fibers, as the case may be, present in the Route Section or part being relocated.

9.5 Should the proportionate amount of relocation costs exceed Five Thousand Dollars ($5,000.00), the SP must provide the SR with invoices for actual charges for engineering, construction and material. Each party agrees to pay for any and all of those actual expenses attributable to any unique work, supplies or material required solely for that party's System. Each party will absorb its respective normal corporate overhead charges and internal labor charges on all material, engineering and construction expense and for any processing expenses incurred in the administration of the relocation.


9.6 The SP's invoice for the other party's proportional amount of the relocation costs shall be paid within thirty (30) days after receipt of the invoice by such party. Upon request by such party, the SP will promptly provide the necessary substantiating information, which will allow the other party to verify the accuracy and reasonableness of the invoice. The SR shall have the right of reasonable access to audit the SP's substantiating information upon ten-(10) days written notice to the SP.

9.7 The SR has the right to review and approve the SP's relocation plans fourteen (14) days prior to any relocation activity.

ARTICLE 10: Payment Terms

10.1 Fiber Cable. The parties are responsible to pay their respective fiber vendor separately.

      10.1A Invoices. Except with respect to the advance payment set forth in
      Section 10.2.A below, the right of Builder to receive any payments for construction-related activities under this Contract shall be conditioned upon (1) Builder's compliance with the provisions of Section 10.1.B: Liens and (2) an invoice establishing the dollar value, as based on the mileage or other applicable basis of each Link of the AT&T System completed in the preceding month or period which such invoice purports to cover, and presented to AT&T before the amount so invoiced shall be payable. Such invoices or payments shall not be construed as an acceptance of any part of a Link, nor shall such payments, including final payment, or acceptance


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      of any Link lessen the responsibility of Builder as provided in ARTICLE
      22: Warranty or any other Article of this Contract.

      10.1 B Liens. Each Link of the AT&T System called for by this Contract shall be performed, constructed, finished and delivered to AT&T free from all claims, liens and charges whatsoever. Except with respect to the advance payment set forth in Section 1O.2.A below, for each Link the invoice which would complete billing for any calendar quarter (e.g., the third, sixth, and ninth invoice in the case of monthly billing) (the "Quarterly Invoice") shall be accompanied by (1) Builder's sworn statement listing all persons Builder has caused to deliver or furnish labor or materials in the performance of the work (including but not limited to the Builder, laborers, architects, engineers, designers, craftsmen, materialmen, other subcontractors and subcontractors' subcontractors at all tiers), stating each such person's full name and address, the original agreement sum, the amount previously paid, being paid currently, and remaining to be paid currently, and remaining to be paid under each such contract and stating that Builder has inspected all such labor and material (except as may be otherwise set forth in Section 5.6 above) and found it to comply with this Contract and all applicable codes and specifications; and (2) a waiver of lien properly executed by each such person to cover the amount and date of the payment to that person reflected in the invoice. Such waiver shall be in the form of Exhibit M, annexed to this Contract. For example, a Quarterly Invoice dated in March may cover work performed and material supplied in February; the sworn statement and lien waiver shall acknowledge receipt of payment for labor performed and material supplied in February and also the preceding December and January.

      As a condition precedent to the payments described in Sections 1O.2.D and 1O.2.E below for each Link under this Contract, AT&T shall require Builder to provide AT&T the Builder's sworn statement and full waivers of liens properly executed by Builder and all persons Builder has caused to deliver or furnish labor or materials in the construction of such Link, as set forth above in this Article.

      At the written request of AT&T, Builder shall, by bonding or otherwise, secure discharge of all liens within 30 (thirty) days. If any liens remain unsatisfied after all payments are made, Builder shall reimburse AT&T for all monies that the latter may be compelled to pay in discharging all liens, including all costs and reasonable attorneys' fees.

10.2 Supply of Links. AT&T will pay Builder the amounts and in the time frames as set forth on Exhibit B for services to be rendered to AT&T under the Contract as follows:

      10.2.A Ten percent (10%) of the total for all Links as set forth in Exhibit B, within 10 days of the execution of this Contract.

      10.2.B On the last business day of each month, Builder will provide an invoice to AT&T, specifying the number and location of miles completed. Without prejudice to AT&T's right to dispute the number of miles subsequently, AT&T will pay Builder for the actually completed miles within thirty (30) days of receipt of the invoice at


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      the rate of eighty-percent (80%) of the total price divided by the total miles times the number of miles completed, described in Exhibit B. Builder will provide AT&T a credit against amounts owed Builder for miles completed until such credit together with the credit to which reference is made in Sections 1O.2.C and 1O.2.D equals the ten percent (10%) payment described in Section 1O.2.A. For purposes of this Section 1O.2.B a mile will be deemed to be completed when the required AT&T conduit has been placed in the applicable ROW in the manner permitted by such ROW, and is ready for placement of cable.

      10.2.C Upon Builder notification to AT&T that Builder has achieved Builder Substantially Complete for an entire Link, AT&T shall have thirty (30) days to certify that a specific Link is complete. Upon Certification, AT&T will pay Builder an amount equal to fifteen percent (15%) of the total price of the Link within thirty (30) days of receipt of the invoice. If AT&T determines in its sole discretion that the Link fails to meet AT&T's requirements, the provisions of ARTICLE 5: Completion of Links will be followed. Builder will provide AT&T a credit together with the credit to which reference is made in Sections 1O.2.B and 1O.2.D against amounts owed Builder for Link completed until such credit equals the ten percent (10%) payment described in Section 1O.2.A.

      10.2.D Upon Builder notification to AT&T that Builder has achieved Builder Complete for an entire Link, AT&T shall have thirty (30) days to accept that a specific Link is complete. Upon Acceptance by AT&T that a specific Link as described in Exhibit B is Complete, AT&T will pay Builder an amount equal to two and one-half (2.5%) percent of the total price of the Link within thirty (30) days of receipt of the invoice. If AT&T determines in its sole discretion that the Link fails to meet AT&T's requirements, the provisions of ARTICLE 5: Completion of Links will be followed. Builder will provide AT&T a credit together with the credit to which reference is made in Sections 1O.2.B and 1O.2.C against amounts owed Builder for Link completed until such credit equals the ten percent payment described in
      Section 1O.2.A.

      10.2.E On Final Acceptance, as described in Section 5.6.H, an amount of money equal to two and one-half percent (2.5%) of the total price of the Link.

10.3 ROW Payments. For each perfected Route Segment acquired by Builder on behalf of AT&T as described in Section 3.2.C; other than Route Segments which form portions of Link 14, San Diego Ca. to Los Angeles Ca. referred to in Section 10.4, Builder will invoice monthly and AT&T will initially pay within thirty (30) days of receipt of invoice and appropriate documentation supporting such conveyance to AT&T, a standard sum of twelve thousand five hundred dollars ($12,500) per mile (the "Initial ROW Payments"). On or before each May 1 and November 1 during the construction period, Builder shall send a written notice to AT&T (a "Builder Cost Notice") specifying in reasonable detail the Builder's calculation of the ROW Costs incurred and the amount of the Initial ROW Payments actually paid to Builder by AT&T with respect thereto on all Links during the six months ended on the preceding March 31 and September 30, respectively (each such period, a "Measurement Period"). For purposes of this Section 10.3, "ROW Costs" shall mean those reasonable and allocable (as defined below) net costs necessarily


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      incurred by Builder at rates not higher than those customarily paid at the place of such activities. ROW Costs shall only include out-of-pocket costs which are actually incurred by Builder and which are reasonable and allocable to this Contract: (i) a cost is reasonable if its nature is generally recognized as ordinary and necessary for the conduct of Builder's business or the performance of this Contract, and the amount of such cost does not exceed that which would be incurred by an ordinarily prudent person in the conduct of a competitive business; (ii) a cost is allocable only if it is (a) incurred specifically for this Contract or (b) benefits both this Contract and other work of Builder, and then only in such amount as can be apportioned between this Contract and Builder's other work in reasonable proportion to the benefits received. Notwithstanding the provisions of the preceding two sentences, Builder's payments to ROW grantors shall not be subject thereto, but shall be subject to Section 3.2.C. If AT&T gives written notice within 30 days to Builder of its objection to the Builder Cost Notice, Builder and AT&T shall, within 15 days following such notice, attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. AT&T and its accountants shall have reasonable access during normal business hours to all relevant books and records and employees of Builder, without disrupting the business of Builder, to the extent required to complete resolution of any dispute regarding the Builder Cost Notice, and shall be permitted to review the work papers, if any, of Builder or its accountants relating thereto, subject to the execution of reasonable confidentiality agreements in connection therewith. If at the conclusion of such 15 day period, the ROW Costs remains in dispute, the matter shall be submitted, as soon as practicable, to a firm of independent public accountants of recognized national standing that is not the regular accounting firm of either
      Builder or AT&T (the "Neutral Auditors"), reasonably acceptable to Builder and AT&T. The Neutral Auditors shall act as an arbitrator to determine only those issues in dispute. The Neutral Auditors' determination shall be made within 15 days after their selection, shall be set forth in a written statement delivered to both AT&T and Builder and shall be final, binding and conclusive and enforceable in any court of competent jurisdiction. The fees of the Neutral Auditors shall be borne equally by AT&T and Builder. Not later than 30 days after the latest Builder Substantially Complete
      Date set forth on Exhibit B, Builder shall provide AT&T with a final written notice (the "Final Builder Cost Notice") specifying in reasonable detail Builder's calculation of the ROW Costs and the amount of Initial
      ROW Payments actually paid by AT&T, in each case, with respect to the acquisition of ROW during the term of this Contract pursuant to this
      Section 10.3. AT&T shall have the right to object to Builder's calculation in the manner set forth above; provided that unless AT&T gives written notice to Builder on or before the 45th day after AT&T's receipt of the Final Builder Cost Notice specifying in reasonable detail all disputed items and the basis therefor, AT&T shall be deemed to have accepted and agreed to Builder's calculation of the ROW Costs and amount actually paid by AT&T referred to above. In the event that the amount actually paid to Builder by AT&T with respect to the acquisition of ROW during the term of this Contract exceeds 50% of the total ROW Costs incurred by Builder during the term of this Contract, then Builder shall be obligated to refund to AT&T such excess amount, if any (the "AT&T Refund"). Upon a final determination of any AT&T Refund, Builder shall promptly pay to AT&T such AT&T Refund, if any, by means of cash payment.


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10.4  Special Payment Terms. For the Link from San Diego ("SD") to Los Angeles
      ("LA"), the terms for the construction, payment and marketing and revenue sharing of this Link are as follows:

      10.4.A All costs of the construction of this Link will be shared equally except that AT&T's share of the costs to construct this Link is not to exceed twenty-two million dollars ($22,000,000) including ROW perfection. For each perfected Route Segment acquired by Builder on behalf of AT&T as described in Section 3.2.C, Builder will invoice monthly and AT&T will pay within thirty (30) days of receipt of invoice and appropriate documentation supporting such conveyance to AT&T, Twelve thousand five hundred dollars ($12,500) per mile (the "Link 14 ROW Payments"). Such costs to acquire ROW for this Link shall not be subject to the restrictions as to reasonableness included in the definition of "ROW Costs" set forth in Section 10.3 but shall instead be the actual costs incurred by Builder in acquiring such ROW. In addition, AT&T will initially pay the stipulated construction price per mile for this Link using the payment schedule and data contained in Section 10.2 and Exhibit
      B. The portion of the total costs incurred to construct the Link from San Diego to Los Angeles exclusive of those costs payable by AT&T pursuant to this Section 1O.4.A will be borne by Builder and are referred to in this
      Section 10.4 as "Builder's Costs".

      10.4.B Builder will receive all revenues from the Disposition of Surplus Fibers (as defined in Exhibit G) and Conduit (other than Builder Conduit and AT&T Conduit) on Link 14 (said Conduit being hereafter referred to as the "Link 14 Additional Conduits" and said Surplus Fibers being referred to hereafter as the "Link 14 Surplus Fibers"), so long as Builder's Costs, less the amount of such revenues, exceed the amounts paid by AT&T to Builder pursuant to Section 10.4.A.


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     10.4.C So long as Builder's Costs, less the amount of revenues from the
     Disposition of Link 14 Surplus Fibers and Link 14 Additional Conduits allocated to Builder pursuant to Section 1O.4.B, are less than or equal to the amounts paid by AT&T to Builder pursuant to Section 1O.4.A., AT&T and Builder will share all revenues from the Disposition of the Link 14 Surplus Fibers and the Link 14 Additional Conduits subject to Section 1O.4.D using the terms and conditions of Exhibit G, mutatis mutandis, as though such terms and conditions were set forth herein with the following modifications in recognition of the broad sharing of costs on such Link and in order to defray such costs through the Disposition of Link 14 Surplus Fibers and Link 14 Additional Conduits:

      (i) AT&T and Builder may make Disposition of any of the Link 14 Additional Conduits at any time without restriction on the use to be made of such Conduit by the recipient thereof including, for emphasis only, its right to permit the use by or the conveyance to third parties of any Fibers that may be installed therein;

      (ii) the term will be the shorter of twelve (12) months from the Builder Completion Date or upon the complete Disposition of the Link 14 Surplus Fibers and the Link 14 Additional Conduits (hereafter the "Link 14 Disposition Term");

      (iii) neither AT&T nor Builder may make a Disposition of AT&T Conduits or Builder Conduits, as may be applicable, until the Disposition of all Link 14 Additional Conduits or the expiration of the Link 14 Disposition Term as set out in (ii) above, whichever occurs first, except that either party may make a Disposition of up to twelve (12) of its respective Fibers on such Link at any time without sharing the proceeds with the other party;

      (iv) any Link 14 Surplus Fibers and Link 14 Additional Conduits remaining upon the expiration of the Link 14 Disposition Term will be distributed evenly between Builder and AT&T; and

      (v) any lease of Link 14 Surplus Fibers or Link 14 Additional Conduits will be for not less than ten (10) years, except as otherwise agreed in writing.

     10.4.D True-Up Provision. After Builder has accumulated its actual costs of construction, inclusive of ROW perfection, for the Link but in no event later than six (6) months after Builder Completion Date, Builder will send a written notice to AT&T (a "Builder SD/LA Cost Notice") specifying in reasonable detail the Builder's proof of its costs (determined using the standards included in the definition of ROW Costs, mutatis mutandis as though such standards were set forth herein) for the construction of this Link and revenues from Disposition of Link 14 Surplus Fibers and Link 14 Additional Conduits pursuant to Section 1O.4.C If AT&T gives written notice within 90 days to Builder of its objection to the Builder SD/LA Cost Notice, Builder and AT&T shall, within 15 days following such notice, attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. AT&T and its accountants shall have reasonable access during normal business hours to all relevant books and records and employees of Builder, without disrupting the business of Builder, to the extent


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

      required to complete resolution of any dispute regarding the Builder SD/LA Cost Notice, and shall be permitted to review the work papers, if any, of Builder or its accountants relating thereto, subject to the execution of reasonable confidentiality agreements in connection therewith. If at the conclusion of such 15 day period, the Builder SD/LA Cost Notice remains in dispute, the matter shall be submitted, as soon as practicable, to a firm of independent public accountants of recognized national standing that is not the regular accounting firm of either Builder or AT&T (the "Neutral Auditors"), reasonably acceptable to Builder and AT&T. The Neutral Auditors shall act as an arbitrator to determine only those issues in dispute. The Neutral Auditors' determination shall be made within 15 days after their selection, shall be set forth in a written statement delivered to both AT&T and Builder and shall be final, binding and conclusive and enforceable in any court of competent jurisdiction. The fees of the Neutral Auditors shall be borne equally by AT&T and Builder. Unless AT&T gives written notice to Builder on or before the ninetieth (90th) day after AT&T's receipt of the Builder SD/LA Cost Notice specifying in reasonable detail all disputed items and the basis therefor, AT&T shall be deemed to have accepted Builder's proof of the actual cost for construction and revenues from Disposition referred to above. In the event this actual cost is less than forty-four million dollars ($44,000,000), Builder will refund to AT&T an amount equal to the amount by which the actual payments made by AT&T to Builder under this Section 10.4 exceed 50% of the actual costs. In the event the actual cost of the construction is less than forty-four million dollars ($44,000,000), AT&T and Builder will share the revenues from the Disposition of the Link 14 Surplus Fibers and the Link 14 Additional Conduits as set forth in Section 10.4.C. In the event the actual cost of the construction is more than $44 million, Builder will receive 100% of the revenues from the Disposition of the Link 14 Surplus Fibers and the Link 14 Additional Conduits until such revenue is equal to the amount by which the actual cost of construction exceeded $44 million. Thereafter, the revenue from Disposition of Link 14 Fibers and Link 14 Additional Conduits will be shared between Builder and AT&T pursuant to Section 1O.4.C.

10.5 Builder will remit payment for AT&T splicing and testing of Builder Fibers 30 days after receipt of invoice following the Fiber acceptance for each Link. AT&T's price to Builder for Fiber splicing and testing described in
      Section 5.6 above is listed in Exhibit B.

10.6 Any changes to the scope of work not required to complete the Links as defined in Exhibit B shall be considered outside the scope of work of this Contract. If AT&T proposes additional requirements to connect fiber optic links other than those described in Exhibit B for which it desires to contract with Builder, Builder and AT&T shall agree on price, terms and conditions.

10.7  Maintenance pricing shall be as set forth in Exhibits C and G.

ARTICLE 11: Interconnection to The Cable

11.1 Prior to the issuance of engineering drawings, AT&T and Builder shall designate in


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      writing all access locations (places where Fiber can be spliced to other
      Fibers or connected to other Fibers via Fiber connectors) to The Cable other than POPs or AT&T Sites.

11.2 In the event either party requires future connections to The Cable, the number of points of access requested by either party will be mutually agreed upon prior to permitting such access. The total number of access points in a Route Section will be limited based on fiber optic loss criteria and the number of splice points and slack loops left in The Cable or by sound engineering judgement.

11.3 Third party access to The Cable will be performed by the maintaining party.

11.4 Access may be as mutually agreed to by the parties in selected other party's locations at the fiber distribution panel.

11.5 The requesting party can access Fibers in The Cable to be provided along a ROW where the requesting party does not possess its own rights of access. The controlling party will provide access to the requesting party's Fibers in The Cable at designated locations in the ROW.

11.6 For any future connections required in The Cable by either party, the requesting party shall notify the other party in writing not less than ninety (90) days in advance of the date the connection is requested to be completed. Work activities will be coordinated by the parties.

11.7 It is the responsibility of the requesting party to obtain any governmental or other authority necessary for the delivery of the Fibers in The Cable.

11.8 Costs for such connections shall be paid by the requesting party within thirty (30) days of the date of receipt for the invoice provided by the performing party.

ARTICLE 12: Use of Conduit and Use of Fibers

12.1 AT&T and Builder each warrant that its use of the AT&T and Builder Conduit systems and the AT&T and Builder Fibers, respectively, in The Cable shall comply with all applicable governmental codes, ordinances, laws, rules, regulations and/or restrictions.

12.2 Builder shall have the right to abandon its ownership of the Builder's Fibers in the First Conduit (in which event the right to the use thereof would revert to AT&T), at which time Builder shall have no further rights or obligations with respect to its Fibers in The Cable. Such abandonment shall not reduce or otherwise affect the Builder's obligations hereunder, especially as it relates to Builder ROW obligations.

12.3 Each of AT&T and Builder may use its Fibers in The Cable for any lawful purpose. Each party agrees and acknowledges that it has no right to use the other party's Fibers in The Cable.


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12.4  Neither AT&T nor Builder shall use their Fibers in The Cable in a way which interferes in any way with or adversely affects the use of the Fibers of the other party. It is understood, however, that each party may engage in competitive marketing with each other with respect to their respective Fibers and facilities.

12.5 AT&T and Builder each agree to cooperate with and support the other in complying with any requirements applicable to the fiber by any governmental or regulatory agency or authority.

ARTICLE 13: Indemnification

13.1 The parties will cooperate with each other in every reasonable way to facilitate either party's defense or settlement of any third party claims, lawsuits, or demands that relate to or arise out of either party's performance of its obligations under this Contract. Each party will provide the other with notice of any such claim within fourteen (14) calendar days of the date upon which that party first becomes aware of the claim.

13.2 Each party (the "Indemnifying Party") shall indemnify, defend, and hold the other party (the "Indemnified Party") (including all officers, directors, employees, agents and affiliates, successors and assigns of the Indemnified Party) harmless from and against any and all claims, demands, actions, losses, damages, assessments, charges, liabilities, settlements, costs and expenses (including without limitation, interest, penalties, and attorney's fees and disbursements) which may from time to time be suffered or incurred by, or asserted against, the Indemnified Party, directly or indirectly, on account of or in connection with:

      13.2.A the Indemnifying Party's breach of any provision of this Contract, or failure in any way by the Indemnifying Party to perform any obligation under this Contract; or

      13.2.B a claim for bodily injury (including death) to, or damage to property of, any person (including without limitation any employee of either party and any third person), and any damage to or loss of use of any property, arising out of or relating to the services or pursuant, directly or indirectly, to this Contract and which result from the Indemnifying Party's acts or omissions; or

      13.2.C subject to Sections 13.2.A and 13.2.B above, a claim rendered by a third party for trespass or tort arising out of or relating to the occupancy, or abandonment by a grantor of (i) the AT&T ROW, in the case of AT&T or (ii) the Builder ROW or the Builder Affiliate ROW in the case of Builder; except if caused by the Indemnified Party's negligence or misconduct.

13.3 The Indemnified Party's right to indemnity under this ARTICLE 13 is expressly contingent upon the Indemnified Party's providing notice to the Indemnifying Party as required by Section 13.1.

13.4 Notwithstanding any other provisions of this Contract, with respect to the performance, non-performance or interruption of any services provided by the


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      Indemnified Party through or with respect to the System, the Indemnifying
      Party will not be liable for any special, consequential or indirect damages (including without limitation, damages for harm to business, loss of use, lost revenues, lost savings or lost profits) claimed by the Indemnified Party or its end customers or those with whom the Indemnified Party has entered into leases or to whom it has otherwise sold, conveyed or assigned any portion of the System, occasioned by any cause whatsoever, including, without limitation, breach of contract, breach of warranty, negligence or strict liability of the Indemnifying Party.

13.5 Any sale, lease or exchange, though IRU, license or otherwise, by AT&T or Builder of the right to the use of any Fibers or Conduits located within the System shall contain a written limitation of liability that is binding on the transferee and all transferee's grantees, licensees, lessees, customers and other third party users in all material respects at least as restrictive as the limitations set forth in this Section 13.5.

      13.5.A The transferee's exclusive remedy, and the sole liability of the conveying party hereto or its employees, agents or contractors, for any loss, damage or destruction of the Fibers or Conduits transferred or of any property of Licensee which may be installed within the System, shall be repair or replacement of the transferee's affected Fibers, Conduit or property by the party causing any such damages.

      13.5.B In no event shall the conveying party hereto, or its employees, agents or contractors be liable to the transferee or the transferee's customers for incidental, consequential, special, indirect, punitive or exemplary damages, whether foreseeable or not, including lost revenues and lost profits.

      13.5.C The transferee in any contract or tariff offering of service, capacity, or rights of use that involve the use of its facilities will include in such contract or tariff a written limitation of liability that is binding on its customers or third party users that is in all material respects at least as restrictive as the limitations set forth herein.


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

ARTICLE 14: Insurance

14.1 During the Term of this Contract, Builder shall obtain and maintain and shall require any of its permitted subcontractors to obtain and maintain not less than the following insurance:

===============================================================================================
            Type of Coverage                      Amount of Coverage
===============================================================================================
Worker's Compensation Insurance                 Statutory Amount
-----------------------------------------------------------------------------------------------
Employer's Liability Occupational Disease and   $10 million each accident
Bodily Injury Insurance                         $10 million disease each employee
                                                $10 million disease-policy limit
-----------------------------------------------------------------------------------------------
Commercial General Liability Insurance,         Combined single limit personal injury and
including premises-operations,                  property damage on an occurrence policy
products/completed operations, independent      form with policy amounts of (i) not less than
contractors, contractual (blanket), broad form  $10 million per occurrence (without a
property damage, with umbrella excess           limitation on aggregate amount); or (ii) not
liability (collectively, "Comprehensive         less than $10 million per occurrence with an
Coverage")                                      aggregate annual amount of not less than $10
                                                million
-----------------------------------------------------------------------------------------------
Automobile Liability Insurance for owned,       $10 million
hired and non-owned autos ("Automobile          combined single limit bodily injury/property
Liability Coverage")                            damage
===============================================================================================

      For non-premises (away from the construction site) administrative activities, Builder shall obtain and maintain and shall require any of its permitted subcontractors to obtain and maintain not less than minimum $1,000,000 for each coverage set forth above in this Section 14.1. The limits set forth above are minimum limits and will not be construed to limit either party's liability.

14.2 This insurance shall cover the amounts and types of liability listed above with respect to each party's obligations under this Contract.

14.3 Each policy evidencing the insurance described in this ARTICLE 14 must contain a provision that the insurance policy, and the coverage it provides, shall be primary and noncontributing with respect to any policies carried by the party and its affiliates, and that any policies carried by the party and its affiliates shall be excess insurance.

14.4 The comprehensive general liability policies and umbrella excess liability policies of Builder and its subcontractors each shall contain a provision including AT&T, its parent, subsidiaries and affiliates, and each of their respective officers, directors, employees, agents, contractors, and suppliers and any other parties in interest designated by the party, as additional insureds.


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14.5  Prior to commencement of any work under this Contract, Builder must furnish the other certificates of insurance stating that the insurer will notify the other party at least thirty (30) calendar days prior to cancellation of, or any material change in, the coverage provided.

14.6 Environmental Impairment Liability (EIL) or Pollution Liability: Builder and the Builder's subcontractors shall maintain in force for the full period of this Contract insurance covering losses caused by pollution conditions that arise from the operations of the Builder described under the scope of services of this Contract. This insurance shall apply to bodily injury; property damage, including loss of use of damaged property or of property that has not been physically injured; cleanup costs; and defense, including costs and expenses incurred in the investigation, defense, or settlement of claims. The policy of insurance affording these required coverages shall be written in an amount of at least $5,000,000 per loss with an annual aggregate of at least $10,000,000.

      If the scope of services as defined in this Contract includes the disposal of any hazardous or nonhazardous materials from the job site, the Builder must furnish to AT&T evidence of Pollution Legal Liability insurance maintained by the disposal site operator for losses arising from the insured facility accepting waste under this contract. Said insurance shall be in an amount not less than $5,000,000 per loss with an annual aggregate of at least $10,000,000.

      All insurance shall be written by insurers with an A. M. Best rating of A-VII, or as otherwise acceptable to AT&T and, shall name AT&T Corp., and all their respective subsidiaries, affiliates, officers, directors, employees, and any other party so specified by AT&T, as an additional insured under this policy of insurance. The Builder warrants that any retroactive date applicable to coverage under the policy precedes the Effective Date of this Contract and that continuous coverage will be maintained for a period of two years beginning from the time that work under the Contract is completed. All such insurance should be primary and non-contributory, and is required to respond and pay prior to any other insurance or self-insurance available to AT&T. Any other coverage available to AT&T applies on a contingent and excess basis. In the event that the pollution liability policy is written on a project-specific basis, Builder will furnish AT&T with a copy of the endorsement adding the project site(s) covered by this Contract to the policy prior to the commencement of work under this Contract. The Builder shall provide AT&T with a duly executed certificate of insurance evidencing the existence of coverage required herein prior to the commencement of work under this contract and within 30 days of the renewal of such policy of insurance. AT&T shall be provided with thirty days prior written notice in the event of cancellation or material change to the policy.

ARTICLE 15: Taxes and Franchise, License and Permit Fees

15.1 As used in this ARTICLE 15, "Tax" or "Taxes" shall mean any and all taxes, fees, franchise fees, assessments, charges, levies, together with any penalties, fines or interest thereon, imposed by any authority having the power to tax, including any city, county, state or federal governmental or quasi-governmental agency or taxing


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      district. For accounting purposes, and for federal and for all applicable state and local income tax purposes, AT&T shall be treated as the owner, by title or IRU as the case may be, of the AT&T System and of the AT&T Fibers in The Cable. Builder will be treated as the owner, by title or IRU as the case may be, of the Builder System and the Builder Fibers in The Cable.

15.2 Any income Tax consequence arising from the transaction described herein shall be the financial responsibility of the party upon which such incident falls. The parties agree to file their respective Tax returns on such basis and, except as otherwise required by law, not to take any positions inconsistent with Section 15.1.

15.3 Once AT&T accepts delivery of the AT&T System, AT&T shall be responsible for any and all sales, use, income, gross receipts or other Tax assessed on the basis of revenues received by AT&T pursuant to its use of the AT&T System. Once Builder accepts delivery of the Builder System, Builder shall be responsible for any and all sales, use, income, gross receipts or other Tax assessed on the basis of revenues received by Builder pursuant to its use of the Builder System.

15.4 Each party respectively shall be solely responsible for any real or personal property Taxes arising from the use and/or ownership of the AT&T System or the Builder System, as the case may be.

15.5 If a party possesses rights that would exempt it from any taxation, the parties shall cooperate in good faith so as to allow such party the opportunity to benefit from any such exemption from Taxes. Nothing herein is intended to serve as evidence that any Taxes are due or arise as a matter of course from this transaction.

15.6 To the extent that future Tax payments are required with respect to the AT&T ROW or Builder ROW, the party on whose ROW the Tax payment is required will make the required Tax payment. The other party shall reimburse the remitting party for the reimbursing party's proportionate share of the Tax payment based on the reimbursing party's ownership interest in any Conduit in said ROW, except for franchise fees for which each party shall pay their respective fees separately.

ARTICLE 16: Labor Relations

16.1 AT&T and Builder each shall be responsible for labor relations with its own employees.

16.2 Each party agrees to notify the other immediately whenever it has knowledge that a labor dispute concerning the notifying party's employees, agents, delegates and their employees, contractors and their employees, and subcontractors and their employees is delaying or threatens to delay its timely performance of its obligations under this Contract.

ARTICLE 17: DISCLAIMER OF WARRANTY

17.1 EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS CONTRACT, NEITHER PARTY MAKES ANY WARRANTY TO THE OTHER PARTY OR ANY


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      OTHER PERSON OR ENTITY, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE
      DESCRIPTION, QUALITY, MERCHANTABILITY, COMPLETENESS OR FITNESS FOR ANY PURPOSE OF ANY FIBERS, OR CABLE, ALL OF WHICH WARRANTIES ARE HEREBY EXCLUDED AND DISCLAIMED.

ARTICLE 18: NOTICE

18.1 Unless otherwise provided herein, all notices and communications concerning this Contract shall be in writing and addressed to the other party as follows:

      If to AT&T:       AT&T Corp.
                        Attention:  Gregory T. Smith
                        Address: 900 Route 202/206 North, Room 4B231
                        Bedminster, NJ 07921
                        Telephone:  908-234-6815
                        Fax: 908-234-8087
                        E-Mail:     greg@att.com


     with a copy to     AT&T Corp.
                        Attention:  Procurement Specialist
                        Address:    1200 Peachtree Room 9E30
                        Atlanta, GA 30309
                        Telephone:  404-810-3841
                        Fax: 404-810-4781
                        E-Mail:     lopardue@att.com

     with a copy to:    AT&T Corp.
                        Attention:  General Attorney
                        Address: 131 Morristown Rd., B2070
                        City, State, Zip Code: Basking Ridge, NJ 07920-1650
                        Telephone:  908-204-8700
                        Fax: 908-204-8565
                        E-Mail:     kfcarroll@att.com


     If to Builder:     PF.Net,
                        Attention:  John Warta
                        Address: 1625 B Street
                        City, State, Zip Code: Washougal, Wa. 98671
                        Telephone: 360-835-4700
                        Fax: 360-835-4789
                        E-Mail:     p68wa@aol.com
    with a copy to:
                        PF. Net,
                        Attention:  Stephen Irwin
                        Address: 505 Park Ave.
                        City, State, Zip Code: New York, New York 10022


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

                        Telephone:212-753-7200
                        Fax: 212-755-1467
                        E-Mail: sicornell@aol.com




            or at such other address as may be designated in writing to the other party.

18.2 Unless otherwise provided herein, notices shall be sent by registered or certified U.S. Mail, postage prepaid, facsimile, e-mail or by commercial overnight delivery service, and shall be deemed served or delivered to the addressee or its office and the receiving party notifies the sending party it is in possession of the notice, or, if postal claim notices are given, on the date of its return marked "unclaimed" or received; provided, however, that upon receipt of a returned notice marked "unclaimed," the sending party shall make reasonable effort to contact and notify the other party by telephone.

ARTICLE 19: Confidentiality and Proprietary Information

19.1 In connection with this Contract, either party may furnish to the other certain information that is proprietary to the furnishing party or its licensor and that is marked or otherwise specifically identified as proprietary or confidential ("Confidential Information"). This Confidential Information may include, among other things, documentation, data, drawings, specifications, plans, and other technical or business information. Confidential Information also includes the existence of this Contract, the facts and contents of this Contract, including its terms and conditions, and all information that may be disclosed to a party pertaining to the identities, locations, and requirements of such party's customers. For purposes of this ARTICLE 19, the party that discloses Confidential Information is referred to as the "Disclosing Party", and the party that receives Confidential Information is referred to as the "Receiving Party".

19.2 When Confidential Information is furnished in tangible form, the Disclosing Party shall mark it as proprietary or confidential. When Confidential Information is provided orally, the Disclosing Party shall, at the time of disclosure, identify the Confidential Information as being proprietary or confidential. Within ten (10) business days after the oral disclosure, the Disclosing Party shall reduce the Confidential Information disclosed to a writing that shall specifically reference the date of disclosure, and shall provide a summary of the oral disclosure.

19.3 With respect to Confidential Information disclosed under this Contract, the Receiving Party, its employees and agents shall:

      19.3.A. hold the Confidential Information in confidence, exercising a degree of care not less than the care used by the Receiving Party to protect its own proprietary or confidential information that it does not wish to place in the public domain. In no event shall such degree of care be less than reasonable.


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

      19.3.B restrict disclosure of the Confidential Information solely to those of its employees, up to fifty (50) of its non-public stockholders and agents who have a need to know in connection with their performance under this Contract,

      19.3.C not disclose the Confidential Information to any other person or entity without the prior written consent of the Disclosing Party, which consent shall not be unreasonably withheld. Notwithstanding the provisions of the preceding sentence, both parties agree that Builder may, upon receiving the written consent of AT&T disclose to Financial Parties (as defined below) a limited subset of AT&T's Confidential Information provided that such disclosure is made solely to the extent necessary for such Financial Parties to assess a) the scope of Builder's duties and obligations under this Contract, and b) the potential benefits to be derived by Builder from this Contract. As a pre-condition for Builder to disclose any portion of AT&T's Confidential Information to any Financial Party, such Financial Party and Builder shall execute a Third Party Non-Disclosure Agreement (NDA) in which AT&T is named as a third party beneficiary. Such NDA shall have terms and conditions no less restrictive than the ones set forth in this Contract with respect to disclosure of Confidential Information. As used herein, the term "Financial Parties" refer to either i) banks or other financial institutions from which Builder is seeking funds in an amount of money of no less than ten (10) million dollars to meet its obligations hereunder, or ii) investors who have committed or will commit funds in an amount of money of no less than ten (10) million dollars to facilitate Builder's performance hereunder.

      Subject to the terms of this Section 19.3.C, AT&T shall have one business day (i.e., any day excluding Saturday and Sunday) to grant or deny, as appropriate, its consent after receiving a request from Builder to disclose any portion of AT&T's Confidential Information to a Financial Party. Such request for consent along with a copy of the Non-Disclosure Agreement to be signed by the Financial Party shall be sent to

                        AT&T
                        900 Route 202/206N
                        Bedminster, NJ 07921-0752 Room 4B231
                        Attn : Gregory T. Smith
                        Fax: +1 908 234-8087
                        Internet Email: greg@att.com


      Consent to a request for disclosure under this Section 19.3.C only shall be deemed to be granted if and only if AT&T fails to respond to such request within one business day after receiving the request

      In no event will AT&T be liable to any Financial Party for any costs or expenses or any consequential or incidental or exemplary damages or loss of prospective profits incurred by any Financial Party who relied on AT&T's Confidential Information. Builder agrees to hold harmless and indemnify AT&T, its officers, directors, successors and assigns from and against any costs, expenses, (including attorney's fees) damages, fines, penalties incurred by AT&T as a result

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

      of a bona fide claim that is asserted by any Financial Party and that is related to AT&T's Confidential Information disclosed to such Financial Party.

      19.3.D advise those employees, agents and non-public stockholders of their obligations with respect to the Confidential Information and require such employees, agents and non-public stockholders to honor such obligations; and

      19.3.E use the Confidential Information only in connection with the Receiving Party's performance under this Contract, except as the Disclosing Party may otherwise agree in writing.

19.4 Confidential Information shall be deemed the property of the Disclosing Party. Upon request of the Disclosing Party, the Receiving Party shall return all Confidential Information (including copies thereof) received in tangible form, or shall destroy such Confidential Information and provide written certification of destruction to the Disclosing Party. Such destruction of Confidential Information shall include without limitation, erasure of any information that may have been recorded in any computer's memory or hard disk.

19.5 Notwithstanding the foregoing, the Receiving Party shall not be subject to any restriction hereunder with respect to any part of such Confidential Information which

      19.5.A was previously known to the Receiving Party free of any obligation to keep it confidential; or

      19.5.B is or becomes publicly available by means other than unauthorized disclosure by the Receiving Party; or

      19.5.C is developed by or on behalf of the Receiving Party independently of any Confidential Information furnished under this Contract; or

      19.5.D is received from a third party whose disclosure does not violate any confidentiality obligation.


19.6 Each party agrees that the Disclosing Party would be irreparably injured by a breach of this ARTICLE 19 by the Receiving Party or its representatives and that the Disclosing Party may be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this ARTICLE 19. Such remedies shall not be deemed to be the exclusive remedies for a breach of this ARTICLE 19, but shall be in addition to all other remedies available at law or in equity.

ARTICLE 20: Publicity and Advertising

20.1 Neither party shall publish or use any advertising, sales promotions, or other publicity materials that use the other party's logo, trademarks, or service marks without the prior written approval of the other party.


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20.2  Each party shall have the right to review and approve (or disapprove, at its sole discretion but in its reasonable judgment) any publicity material, press releases, or other public statements by the other party that refer to such other party or that describe any aspect of this Contract. Each party agrees not to issue any such publicity materials, press releases, or public statements without the prior written approval of the other party. Additionally, in the event Builder or AT&T desires to make or issue disclosures to the Securities and Exchange Commission, as may be required by law, the party desiring to make such disclosure shall request the other party's approval in writing and the party receiving such request shall respond within seven (7) business days after receipt thereof.

      Request for such written approval shall be submitted to:

                   AT&T
                   900 Route 202/206N
                   Bedminster, NJ 07921-0752 Room 4B231
                   Attn:Gregory T. Smith
                   Fax:+1 908 234-8087
                   Internet Email: greg@att.com

                   PF.Net,
                   Attention: Stephen Irwin
                   Address: 505 Park Ave.
                   City, State, Zip Code: New York, New York 10022 Telephone:212-753-7200
                   Fax: 212-755-1467
                   E-Mail:    sicornell@aol.com

      The failure to respond to a request for approval within seven (7) business days shall be deemed an approval of said request if the requesting party after not receiving a response to the request within three business days, has transmitted such request by facsimile or electronic mail to the other party. Evidence of such facsimile transmission shall be in the form of a certificate of transmission or facsimile transaction report.

20.3 Nothing in this Contract establishes a license for either party to use any of the other party's brands, marks, or logos without prior written approval of the other party.

      Nothing contained in this ARTICLE 20 will serve to prohibit a disclosure that would otherwise be permitted under ARTICLE 19. Notwithstanding the provision of the preceding sentence, the approval process for disclosure of confidential information to Financial Parties set forth in Section 19.3.C, does not apply to this ARTICLE 20.


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20.4  Subject to the provisions of Section 20.3, but notwithstanding the provisions of Sections 20.1 and 20.2, both parties agree that any disclosure that either party hereto reasonably concludes, based on the opinion of counsel, is legally required to be made to any securities or other regulatory authority or to holders or prospective purchasers of such party's securities (including, without limitation, in a 144A offering memorandum or prospectus) (a) prior to the expiration of the review period in Section 20.2 or (b) notwithstanding the other party's disapproval of such disclosure shall not constitute a violation of ARTICLE 19 or ARTICLE
      20. The provisions of the preceding sentence are applicable solely to disclosure of the terms and conditions of this Contract and are subject to
      i) in the case of (a) that the disclosing party has given the other party as much prior notice and opportunity to comment as is reasonably possible under the circumstances and ii) in the case of both (a) and (b) that such disclosure does not include any untrue statements of a material fact, or does not omit to state any material fact required to be stated or necessary to make such disclosure, in light of the circumstances, not misleading, and iii) in the case of both (a) and (b) the disclosing party has attempted in good faith to accommodate all requests of the other party with respect to such disclosure that are not contrary to the disclosing party's legal obligations.

ARTICLE 21: Default

      21.1.A Except for Sections 21.1.B and 21.3 below, Builder shall not be in default under this Contract herein unless and until AT&T shall have given Builder written notice of such default and Builder shall have failed to cure the same within thirty (30) days after receipt of such notice; provided, however, that where such default cannot reasonably be cured within such thirty (30) day period, if Builder shall proceed promptly to cure the same and prosecute such curing with due diligence, the time for curing such default shall be extended for a period for a period reasonably necessary to cure the same not to exceed one hundred and twenty (120) days.

      21.1.B Events of default shall include, but not be limited to:

            (i) the making by Builder of a general assignment for the benefit of creditors;

            (ii) the filing of a voluntary petition in bankruptcy or the filing of a petition in bankruptcy or other insolvency protection against Builder which is not dismissed within ninety (90) days thereafter;

            (iii) the filing by Builder of any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief.

      Upon the occurrence of the events of default specifically referred to in items (i) through (iii) of this Section 21.1,B, AT&T may terminate this Contract upon ten (10) days written notice.

      21.1.C Any event of default by Builder may be waived under the terms of this Contract at AT&T's option. Upon the failure by Builder to timely cure any such default after notice thereof from AT&T, AT&T may (i) take such action as it determines, in its sole discretion, to be necessary to correct the default, and (ii) pursue any legal remedies it may have under applicable law or principles of equity


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      relating to such breach. Notwithstanding the above, if Builder certifies to AT&T in writing that a default has been cured, such default shall be deemed to be cured unless AT&T otherwise notifies Builder in writing within fifteen (15) days of receipt of such notice from Builder. In the event AT&T provides notification pursuant to the immediately preceding sentence that Builder's default has not been cured, such notice will set out in reasonable detail the grounds for which it believes said breach has not been cured.

      21.2.A Except for Section 21.2.B below, AT&T shall not be in default under this Contract herein unless and until Builder shall have given AT&T written notice of such default and AT&T shall have failed to cure the same within thirty (30) days after receipt of such notice; provided, however, that where such default cannot reasonably be cured within such thirty (30) day period, if AT&T shall proceed promptly to cure the same and prosecute such curing with due diligence, the time for curing such default shall be extended for a period reasonably necessary to cure the same not to exceed one hundred and twenty (120) days.

      21.2.B Events of default shall include, but not be limited to:

            (i) the making by AT&T of a general assignment for the benefit of creditors;

            (ii) the filing of a voluntary petition in bankruptcy or the filing of a petition in bankruptcy or other insolvency protection against AT&T which is not dismissed within ninety (90) days thereafter;

            (iii) the filing by AT&T of any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief.

      Upon the occurrence of the events of default specifically referred to in items (i) through (iii) of this Section 21.2.B, Builder may terminate this Contract upon ten (10) days written notice.

      21.2.C Any event of default by AT&T may be waived under the terms of this Contract at Builder's option. Upon the failure by AT&T to timely cure any such default after notice thereof from Builder, Builder may (i) take such action as it determines, in its sole discretion, to be necessary to correct the default, and (ii) pursue any legal remedies it may have under applicable law or principles of equity relating to such breach. Notwithstanding the above, if AT&T certifies to Builder in writing that a default has been cured, such default shall be deemed to be cured unless Builder otherwise notifies AT&T in writing within fifteen (15) days of receipt of such notice from AT&T. In the event Builder provides notification pursuant to the immediately preceding sentence that AT&T's default has not been cured, such notice will set out in reasonable detail the grounds for which it believes said breach has not been cured.

21.3 Builder shall not be in default under this Contract unless and until AT&T shall have given Builder written notice of a default under ARTICLE 29 and Builder shall have failed to cure the same within thirty (30) days after receipt of such notice.

ARTICLE 22: Warranty


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22.1  Builder warrants to AT&T that the work (except for work performed by AT&T)
      will be performed in a good and workmanlike manner. Builder also warrants to AT&T that all material furnished (except for material provided by AT&T) will be new, merchantable, free from defects in design, material and workmanship and will conform to and perform in accordance with the Specifications and requirements of this Contract as contained in Exhibit
      E. Builder further warrants to AT&T that all material furnished will perform properly for its intended purpose for eighteen (18) months from the Builder Completion Date ("Builder's Warranty Period") In addition, if material furnished contains one or more manufacturer's or supplier's warranties, Builder hereby assigns such warranties to AT&T to the extent such warranties are assignable. Builder will cooperate with AT&T to enable AT&T to benefit from any such warranties that are not assignable. In addition, in the event Builder obtains from any of its subcontractors a warranty for a period of time longer than Builder's Warranty Period, then Builder's Warranty Period will be extended to coincide with the period of time covered by such subcontractor's warranty but only with respect to the services, material, or workmanship covered thereby. All warranties shall survive inspection, acceptance, and payment. During the Builder's Warranty Period, work or materials not meeting the warranties, or any damage to other work or to AT&T's property caused by work or material not meeting the warranties, will be, at AT&T's option, reperformed, repaired, or replaced by Builder at no cost to AT&T with transportation costs and risk of loss and damage in transit borne by Builder. Prior to the Builder Completion Date, Builder shall deliver to AT&T copies of all guarantees and warranties on materials furnished by all manufacturers and suppliers to the Builder and all its subcontractors. Builder shall bind said copies of the warranties together in a single volume, grouped by trade and properly indexed.

22.2 AT&T warrants to Builder that all splicing and testing services performed by AT&T will be performed in a good and workmanlike manner. If the services prove to be not so performed and if Builder notifies AT&T within an eighteen (18) month period from the date of acceptance of fiber testing results referred to in Section 5.6 above, AT&T, at its option, will correct or re-perform the services at no charge to Builder. All warranties shall survive inspection, acceptance, and payment.

ARTICLE 23: Arbitration

23.1 To the extent not inconsistent with the jurisdiction and authority of any state or federal regulatory body that might have jurisdiction or authority over this Contract or any aspect or performance of this Contract, any dispute, disagreement, controversy or claim, whether based on contract, tort or other legal theory (including, but not limited to, any claim of fraud or misrepresentation), arising between AT&T and Builder arising out of or related to this Contract which is not settled to the mutual satisfaction of AT&T and Builder within thirty (30) days from the date that either party informs the other in writing that such dispute, disagreement, controversy or claim exists, shall be settled by arbitration in New York City, in the event the claim is initiated by AT&T and by arbitration in New York City in the event the claim is initiated by Builder (unless both parties agree on a different location), in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date that such notice is given. The duty to arbitrate shall extend to any officer, employee, agent, subsidiary,


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      parent or affiliate making or defending any claim which would otherwise be arbitrable under this Contract. The parties, by mutual agreement, shall appoint a sole arbitrator who shall preside over each dispute submitted for arbitration under this Contract. If the parties are unable to agree on a single arbitrator within fifteen (15) days from the date of receipt of the notice notifying a party of a dispute or disagreement, each party shall select an arbitrator within fifteen (15) days and the two (2) arbitrators shall select a third arbitrator within ten (10) days. The decision of the arbitrator(s) shall be final and binding upon the parties and shall include written findings of law and fact, and judgment may be obtained thereon by either party in a court of competent jurisdiction.
      Each party shall bear the cost of preparing and presenting its own case. The cost of the arbitration, including the fees and expenses of the arbitrator(s), shall be shared equally by the parties hereto unless the award otherwise provides. The arbitrator(s) shall be instructed by the parties to establish procedures such that a decision can be rendered by the arbitrator(s) within sixty (60) days of their appointment. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of jurisdiction where the action is initiated. If any portion of this ARTICLE 23 is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate under this Contract or any other part of this ARTICLE 23.

23.2 The obligation herein to arbitrate shall not be binding upon any party with respect to requests for preliminary injunctions, temporary restraining orders, specific performance or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute.

ARTICLE 24: Waiver

24.1 The failure of either party hereto to enforce any of the provisions of this Contract, or the waiver thereof in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

ARTICLE 25: Governing Law

25.1 This Contract shall be governed by and construed in accordance with the domestic laws of the State of New York without reference to its choice of law principles.

ARTICLE 26: Rules of Construction

26.1 The captions or headings in this Contract are strictly for convenience and shall not be considered in interpreting this Contract or as amplifying or limiting any of its content.

26.2 Unless expressly defined herein, words having well-known technical or trade meanings shall be so construed. All listing of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.


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26.3  Except as set forth to the contrary herein, any right or remedy of AT&T or
      Builder shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

26.4 This Contract has been fully negotiated between and jointly drafted by the parties.

26.5 In the event of a conflict between the provisions of this Contract and those of any Exhibit, the provisions of this Contract shall prevail and such Exhibits shall be corrected accordingly.

26.6 All actions, activities, consents, approvals and other undertakings of the parties in this Contract shall be performed in a reasonable and timely manner. Except as specifically set forth herein, for the purpose of this
      ARTICLE 26 the normal standards of performance within the telecommunications industry in the relevant market shall be the measure of whether a party's performance is reasonable and timely.

ARTICLE 27: Assignment

27.1 Builder shall not assign, encumber or otherwise transfer this Contract or all or any portion of its rights or obligations hereunder to any other party without the prior written consent of AT&T, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, Builder shall have the right, without AT&T's consent, to (a) subcontract any of its construction or maintenance obligations hereunder, or (b) assign or otherwise transfer this Contract in whole or in part (1) to any parent, subsidiary or affiliate of Builder, (2) to any person, firm, corporation which shall control, be under the control of or be under common control with Builder, and (3) any corporation or other entity into which Builder may be merged or consolidated or which purchases all or substantially all of the stock or assets of Builder; provided that the assignee or transferee in any such circumstance shall continue to be subject to all of the provisions of this Contract, including without limitation, this
      Section 27.1 and provided further that promptly following any such assignment or transfer, Builder shall give AT&T written notice identifying the assignee or transferee. In the event of any permitted partial assignment of any rights hereunder, Builder shall remain the sole point of contact with AT&T. No permitted partial or complete assignment shall release or discharge Builder from its duties and obligations hereunder.

27.2 Except as provided in this Section 27.2, AT&T shall not assign, encumber or otherwise transfer this Contract or all or any of portion of its rights or obligations hereunder to any other party without the prior written consent of Builder, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, AT&T shall have the right, without Builder's consent, to (a) subcontract any of its construction or maintenance obligations hereunder, or (b) assign or otherwise transfer this Contract in whole or in part (1) to any parent, subsidiary or affiliate of AT&T, (2) to any person, firm or corporation which shall control, be under the control of or be under common control with AT&T, or
      (3) any corporation or other entity into which AT&T may be merged or consolidated or which


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      purchases all or substantially all of the stock or assets of AT&T;
      provided that the assignee or transferee in any such circumstance shall continue to be subject to all of the provisions of this Contract, including without limitation, this Section 27.2; and provided further that promptly following any such assignment or transfer, AT&T shall give Builder written notice identifying the assignee or transferee. In the event of any permitted partial assignment of any rights hereunder, AT&T shall remain the sole point of contact with Builder. No permitted partial or complete assignment shall release or discharge AT&T from its duties and obligations hereunder.

27.3  [INTENTIONALLY OMITTED]

27.4  [INTENTIONALLY OMITTED]

27.5 Neither party shall attempt to circumvent any of its obligations under this Contract, or deprive the other party of any anticipated benefit under this Contract, through the use of ownership changes, reorganizations, creation of new entities, or other artificial devices.

27.6 In the event of any merger, consolidation or sale of all or substantially all of the assets of Builder, or any transfer or assignment of a material portion of its assets to a subsidiary or affiliate of Builder, then Builder shall cause the surviving entity in such merger or consolidation, or transferee or assignee of such assets, to execute a counterpart to this Contract and thereby be bound by the terms and conditions, and entitled to the benefits, applicable to Builder pursuant to this Contract. For purposes of this provision the term "affiliate" will mean any person directly or indirectly controlling or controlled by or under common control with Builder.

ARTICLE 28: Representations and Warranties

28.1  Each party represents and warrants that:

      28.1.A. it has the full right and authority to enter into, execute, deliver and perform its obligations under this Contract;

      28.1.B. it has taken all requisite corporate action to approve the execution, delivery and performance of this Contract;

      28.1.C. this Contract constitutes a legal, valid and binding obligation enforceable against such party in accordance with its terms; and

      28.1 .D. its execution of and performance under this Contract shall not violate any applicable existing regulations, rules, statutes or court orders of any local, state or federal government agency, court or body.

ARTICLE 29: Other Builder Covenants, Representations and Warranties

29.1 Prior to the execution of this Contract, the documents referenced in the letter from Builder to AT&T dated September ____ , 1999 (the "Document Letter") will have


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      been previously delivered to AT&T and will have been satisfactory to AT&T in its sole discretion.

29.2  [INTENTIONALLY OMITTED]

29.3 Builder will provide complete financial statements (P&L, Balance Sheet, Statement of Cash Flows, etc.), prepared in accordance with GAAP and certified by the Chief Financial Officer of Builder as to accuracy, beginning with those of 30 June 1999, until the Builder Substantially Complete Date for the last Link to be constructed. Builder will provide these statements to AT&T on the same schedule as to Builder management, which will not be on less than a quarterly basis.

29.4 If John Warta ceases to exercise primary management direction and control of the activities associated with the construction of the AT&T System at any time before 31 December 2000, Builder's Board of Directors may propose a qualified successor candidate for whom AT&T will not unreasonably withhold approval. AT&T shall notify Builder of its determination within 10 days of receipt of notice of the proposed successor. If Builder engages a successor who is not reasonably acceptable to AT&T, such action by Builder shall constitute a material breach of this Contract. The foregoing shall apply to any further successors to such position.

29.5 If Stephen Irwin ceases to exercise management direction and control regarding the activities associated with the construction of the AT&T System at any time before 31 December 2000, Builder's Board of Directors may propose a qualified successor candidate subject to AT&T's approval for whom AT&T will not unreasonably withhold approval. AT&T shall notify Builder of its determination within 10 days of receipt of notice of the proposed successor. If Builder engages a successor who is not reasonably acceptable to AT&T, such action by Builder shall constitute a material breach of this Contract. The foregoing shall apply to any further successors to such position.

29.6 Builder covenants for the duration of the construction of the AT&T System that it will undertake:

      29.6.A No new or foreign businesses beyond those outlined in its business plan referenced in the Document Letter (the "Business Plan") for the duration of the construction of the AT&T System.

      29.6.B No sale or transfer, individually or in the aggregate, of material assets, which are assets in excess of $1OM (ten million dollars) (in one transaction or in a series of transactions), unless of equivalent value and within the scope of the Business Plan and (i) the proceeds of such sale are reinvested in the ordinary course of business or (ii) used to pay down indebtedness of Builder which had been undertaken in the course of its business plan, without the explicit prior written consent of AT&T.

      29.6.C No guarantees, back-stops, or loans to affiliates or third parties, provided that Builder may undertake guarantees, back-stops, or loans to affiliates which are


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      100% owned and controlled by Builder so long as these activities are reasonably related to the Business Plan.

      29.6.D No use of AT&T deposit or progress payments other than for the purposes of the build, e.g., to contractors, vendors, and company employees.

29.7 Sales of Builder stock currently held by PF Telecom and Koch Ventures, Inc. prior to 1 October 2000 which lower the total interest of PF Telecom and Koch Ventures below 40% in total, or 15% individually, are a material breach of this Contract. Sales of Builder stock currently held by PF Telecom and Koch Ventures Inc. prior to 1 October 2001 which lower the total interest of PF Telecom and Koch Ventures below 15% in total, or 5% individually, will constitute a material breach of this Contract. Notwithstanding the above, Builder may issue additional shares for fair market value, and such shares will not count in the computation of the percentages specified above. This provision will expire on the date that AT&T certifies the Builder Substantially Complete Date for the last Link of the AT&T System. Any waiver by AT&T for any specific transaction shall apply to that transaction only and will not constitute a waiver of AT&T's rights under any future transactions.

29.8 Prior to the Builder Substantially Complete Date of the last Link of the AT&T System and the date of the initial public offering of common stock ("Common Stock") of the parent corporation of the Builder ("Parent"), Koch Ventures Inc., John Warta and Stephen Irwin will not sell Common Stock of Parent owned by them, directly or indirectly, if as a result of such sale the number of shares of Common Stock of Parent owned by each of them would represent less than 80% of the number of shares of Common Stock owned by each of them on the date hereof (after giving effect to any reorganization, recapitalization stock split, stock recombination or similar event). Prior to the Builder Substantially Complete Date of the last Link and after the date of an initial public offering of Common Stock of the Parent, Koch Ventures Inc., John Warta and Stephen Irwin will not sell Common Stock if at the time of such sale the market value of their remaining ownership of Common Stock of Parent is less than $100 million, $60 million or $20 million, respectively.

29.9  [INTENTIONALLY OMITTED]

29.10 [INTENTIONALLY OMITTED]

29.11 Financial Covenants

      29.11.A Any acceleration of indebtedness incurred by Builder under the terms of Builder's credit agreement with its dark fiber vendor pursuant to
      Section 6.14 entitled Minimum Cumulative Dark Fiber/Conduit Proceeds of such credit agreement shall be a material breach of this Contract.

      29.11.B Measured from the signing of the Contract and as of each quarter end commencing with the quarter ended March 31, 2000, Builder will not permit the completed cumulative route miles associated with the construction of the AT&T System to fall below sixty percent (60%) in any single quarter or eighty percent


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      (80%) in any two consecutive quarters, of that projected in the Business
      Plan. Failure to maintain such a level of completed miles will be a material breach of the Contract. The number of route miles completed in any quarter will be that number of miles reported as completed by the company hired as project manager by AT&T. For purposes of this Section 29.11.B, a route mile will be deemed to be completed when the required AT&T Conduit and the First Conduit have been placed in the applicable ROW in the manner permitted by such ROW and are ready for installation of cable; provided that in the event that Builder takes any action that results in a reduction to the number of route miles that will be required to complete any Link, Builder shall be credited with the number of route miles contained in Exhibit B as to such Link. The provisions of this
      Section 29.11.B shall not apply to the completion of the route miles related to the Link from San Diego to Los Angeles contemplated by Section 10.4.

      29.11.C On or before the first day of the first fiscal quarter and the third fiscal quarter of each Builder fiscal year during the term of this Contract, Builder will provide AT&T with a certificate of the Chief Financial Officer which states that Builder maintains cash balances, cash available under credit lines and projected cash flow from operations, such levels to be defined in a mutually acceptable manner, at least equal to the next six months of (i) principal and interest due under Builder's consolidated debt, (ii) contracted lease payments under capital leases,
      (iii) projected necessary capital expenditures, (iv) projected periodic operating losses of its operations and operating subsidiaries for the respective periods, and (v) projected periodic cash taxes. The officer's certificate shall also state that the projections referred to in such certificate are based upon assumptions which such officer believes are reasonable.

      29.11.D A breach of any covenant set forth in this ARTICLE 29 shall be an event of default subject to the provisions of Section 21.3; provided that, by way of clarification only and not by way of limitation, the provisions of Section 5.7 and ARTICLE 37 apply in determining the existence of any such event of default.

ARTICLE 30: Entire Contract; Amendment

30.1 This Contract constitutes the entire and final agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof, which are of no further force or effect. The Exhibits referred to herein are integral parts hereof and are hereby made a part of this Contract. This Contract may only be modified or supplemented by an instrument in writing executed by a duly authorized representative of each party.

ARTICLE 31: No Third Party Beneficiaries

31.1 Nothing in this Contract is intended to provide any legal rights to anyone not an executing party of this Contract. This Contract does not provide and is not intended to provide third parties with any remedy, claim, liability, reimbursement, cause of action, or other privilege.


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ARTICLE 32: Relationship of the Parties

32.1 The relationship between AT&T and Builder shall not be that of partners, agents or joint venturers for one another, and nothing contained in this Contract shall be deemed to constitute a partnership or agency agreement between them for any purposes, including, but not limited to federal income tax purposes. AT&T and Builder, in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk.

ARTICLE 33: Successors and Assigns

33.1 This Contract and each of the parties' respective rights and obligations under this Contract shall be binding upon and shall inure to the benefit of the parties and each of their respective permitted successors and assigns.

ARTICLE 34: Unenforceable Provisions

34.1 No provision of this Contract shall be interpreted to require any unlawful action by either party. If any section or clause of this Contract is held to be invalid or unenforceable, then the meaning of that section or clause shall be construed so as to render it enforceable to the extent feasible. If no feasible interpretation would save the section or clause, it shall be severed from this Contract with respect to the matter in question, and the remainder of the Contract shall remain in full force and effect. However, in the event such a section or clause is an essential element of the Contract, the parties shall promptly negotiate a replacement that will achieve the intent of such unenforceable section or clause to the extent permitted by law.

ARTICLE 35: Counterparts

35.1 This Contract may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

ARTICLE 36: Minority and Women-Owned Business Enterprises

36.1 It is AT&T's policy that minority and women-owned business enterprises (MWBEs) as defined in Exhibit H shall have the maximum practicable opportunity to participate in the performance of contracts. Builder agrees to use its good faith efforts to award subcontracts and/or utilize MWBEs to carry out this policy to the fullest extent consistent with the efficient performance of this Agreement and without compromise of quality and reliability expectations.

36.2 In addition to these general conditions for MWBE support, Builder agrees to (a) use its good faith efforts to utilize MWBEs in support of this Agreement and strive to increase the percentage of total expenditures from MWBEs to fulfill AT&T's purchases each successive year of this Agreement;
      (b) support AT&T's state and regional goals for MWBE and service-disabled veterans (SDVs) spending in California and other states/regions as may be defined in the future; and (c) work


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

      with AT&T to develop opportunities for the utilization of MWBEs for first tier procurement by AT&T.

36.3 Builder shall submit to AT&T quarterly reports of work with known MWBEs in the form of Exhibit I in such manner and at such time as AT&T's representative may prescribe. Such quarterly reports shall state separately for minority-owned business enterprises (MBEs), women-owned business enterprises (WBEs), and, for California, service-disabled veterans (SDVs), the third-party work which is attributable to AT&T. In instances where direct correlation cannot be determined, such MWBE payments may be established by Builder comparing AT&T's payments to Builder, in that period, to total payments to Builder from all of its customers, in that period, and then arriving at AT&T's apportionment of such MWBE payments. Nothing in this clause shall affect or diminish Builder's obligations as set forth in the assignment and subcontracting provisions or any other provisions of this Agreement. If Builder complies with the provisions of this clause, that will be a factor AT&T will consider favorably in making procurement decisions about future business with Builder.


ARTICLE 37: Force Majeure

37.1 A party shall not be in default, or be subject to the payment of liquidated damages pursuant to ARTICLE 5 hereof, provided the delay in performance a) occurs without fault or negligence on the part of the delayed party or its subcontractors, and b) is caused solely by one or more of the following conditions: (i) acts of God including fire, flood, earthquakes and hurricanes; (ii) material shortage or unavailability not resulting from the responsible party's failure to timely place orders or take other necessary actions therefor; (iii) government codes, ordinances, laws, rules, regulations or restrictions (collectively, "Regulations"), including the inability to obtain a permit (except to the extent that such delay results from the failure to pay sufficient funds (but not to the extent the delay caused by such Regulations could be avoided by rerouting the System if such a reroute was commercially reasonable)); (iv) war or civil disorder.

      If any force majeure condition occurs, the party delayed or unable to perform shall give written notice to the other party as soon as practicable, stating the nature of the force majeure condition and any action being taken to avoid or minimize its effect. Force majeure conditions shall not apply to any period prior to the delivery of such notice.

      In the event of the occurrence of one of the conditions identified in clause (i) through (iv) after Acceptance during the term of the Contract, which results in damage to the System and/or The Cable, both parties will share costs and expenses in repairing such System and/or on a proportionate basis (dependent on Fiber count usage or ownership).

ARTICLE 38: Exhibits


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This Contract consists of the following documents, which are incorporated herein by this reference.

Exhibit A          Route Maps
Exhibit B          Rates, Pricing, Fiber Counts and Schedule
Exhibit C          Maintenance Specifications and Procedures
Exhibit D          Fiber Cable Splicing, Testing and Acceptance Procedures
Exhibit E          Engineering and Construction Requirements
Exhibit F          AT&T Link Acceptance Letter
Exhibit G          Fiber and Conduit Disposition Agreement
Exhibit H          MWBE Definition
Exhibit I          Second Tier MWBE Reporting Form
Exhibit J          Dark Fiber IRU Agreement
Exhibit K          Grant of Communication Systems Right-of-Way Easement
                   K1: Easement a/o 7-12-96
                   K2: Cable and Regen Easement
Exhibit L          Form of Right of Way License
                   L1: 40 year License
                   L2: Perpetual License
Exhibit M          Contractor's or Subcontractor's Waiver of Lien


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

In confirmation of their consent to the terms and conditions contained in this Contract and intending to be legally bound hereby, the parties have executed this Contract as of the date first above written.

             AT&T Corp.
                        By:    /s/ Debra Bell
                           -----------------------------
                        Name:  Debra Bell
                             ---------------------------
                        Title: Chief Procurement Officer
                              --------------------------
                        Date:  10/27/99
                             ---------------------------


             BUILDER
                        By:    /s/ Stephen Irwin
                           -----------------------------
                        Name:  Stephen Irwin
                             ---------------------------
                        Title: Vice Chairman & Executive
                               Vice President, PF.Net Corp.
                              --------------------------
                        Date:  October 26, 1999
                             ---------------------------


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